Exhibit 10.1
“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.
DEVELOPMENT COST SHARING AND
EQUITY OPTION AGREEMENT
          THIS DEVELOPMENT COST SHARING AND EQUITY OPTION AGREEMENT (the “Agreement”) is entered into as of May 25, 2007 (the “Effective Date”), by and among Rentech, Inc., a Colorado corporation (“Rentech”), and Peabody Venture Fund, LLC, a Delaware limited liability company (“Peabody”). Rentech and Peabody are sometimes individually referred to herein as a “Party” and, together, as the “Parties”.
RECITALS
          WHEREAS, Rentech and Peabody Energy Corporation (“Peabody Energy”), the indirect parent of Peabody, have entered into a Memorandum of Terms effective February 16, 2007 with respect to the proposed feedstock conversion of Rentech’s existing ammonia fertilizer production facility located in East Dubuque, Illinois (the “Facility”) from natural gas to coal gasification (referred to as Phase 1) and construction of a Fischer-Tropsch clean fuels production facility (referred to as Phase 1A) (collectively, the “Project”); and
          WHEREAS, the Parties desire to set forth their specific rights and obligations with respect to the sharing of the Development Costs during the term of this Agreement and Peabody’s option to purchase equity in the Project on the terms and conditions set forth herein.
          NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1.
DEFINITIONS
          Capitalized words and phrases used and not otherwise defined elsewhere in this Agreement shall have the following meanings:
     1.1 “Action” means any material claim, action, suit, arbitration, investigation or proceeding by or before any Governmental Authority.
     1.2 “Actual Amount” is defined in Section 2.1.3.
     1.3 “Actual Exercise Price” is defined in Section 3.8(b).
     1.4 “Additional Earned Equity” means, as of the Financial Closing Date, the lesser of (a) Fifteen Million Dollars ($15,000,000) or (b) the product of (i) eighty percent (80%) of the aggregate Percentage Interest held by Rentech or its Affiliates prior to any transfers or issuances of Capital Stock to other Persons on or before the Financial Closing Date (being eighty percent (80%) of the Capital Stock), multiplied by (ii) the amount of Peabody Cost Savings on the Financial Closing Date, if any.

     1.5 “Additional Earned Equity Referee” is defined in Section 3.13.4.
     1.6 “Additional Earned Equity Statement” is defined in Section 3.13.1.
     1.7 “Additional Earned Securities” means a number or amount of shares of Capital Stock in the Project Entity with a value (measured as of the Financial Closing Date) equal to the quotient of (a) the Additional Earned Equity, divided by (b) the total amount of Equity Contributions made to the Project Entity as of the Financial Closing Date, which shall be reflected in the final Sources and Uses Table delivered to Peabody pursuant to Section 3.9. For purposes of the preceding sentence, the Project Entity’s outstanding Capital Stock shall be valued based on the total amount of Equity Contributions actually made to the Project Entity as reflected in the final Sources and Uses Table.
     1.8 “Affiliate” means, with respect to a specified Person, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person.
     1.9 “Affiliate Agreement” is defined in Exhibit C.
     1.10 “Agreed Rate” means interest at the annual rate of twelve percent (12%).
     1.11 “Agreement” is defined in the Preamble, as the same may be amended from time to time.
     1.12 “Applicable Law” means any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, principles of law and orders of any Governmental Authority.
     1.13 “Assumed Liabilities” means (i) all Liabilities incurred by REMC as of the Effective Date, (ii) any additional Liabilities incurred by REMC prior to the completion of the formation transactions contemplated by Section 3.4 other than Liabilities not related to the Business or REMC’s business of operating the Facility and selling the products produced therefrom and (iii) all other Liabilities arising out of or relating to the Development Assets.
     1.14 “Board” is defined in Exhibit C.
     1.15 “Business” means the business of the Project Entity, which is the development, construction and operation of the Project, possible future expansion thereof at the East Dubuque, Illinois site, and activities related to the foregoing.
     1.16 “Business Day” means a day other than a Legal Holiday.
     1.17 “Capital Stock” means: (a) in the event that the Project Entity is a corporation, the capital stock of the Project Entity; (b) in the event that the Project Entity is a limited liability company, the membership interests in the Project Entity; (c) in the event that the Project Entity is a partnership, the partnership interests (whether general or limited) in the Project Entity; or (d) in the event that the Project Entity is another business organization, any other equity interest that confers the right to receive a share of the profits and losses of, or distributions of assets of, the Project Entity.
     1.18 “Coal Supply Agreement” means the agreement by and between COALSALES LLC, a Delaware limited liability company, and Rentech Energy Midwest Corporation, a Delaware corporation, dated May 25, 2007.
     1.19 “Confidentiality Agreement” means the Confidentiality Agreement dated as of May 15, 2006 between Rentech and Peabody Energy.
     1.20 “Confidential Information” is defined in Section 7.5.
     1.21 “Confirmation Failure” is defined in Section 3.6.
     1.22 “Confirmation Period” is defined in Section 3.6.
     1.23 “CSA Assignment and Assumption Agreement” means an assignment and assumption agreement pursuant to which REMC shall assign, and the direct or indirect Subsidiary of the Project Entity that will own the Project shall assume, REMC’s rights and obligations under the Coal Supply Agreement, and which is acknowledged and agreed to by COALSALES, LLC.
     1.24 “Development Assets” means all of the assets of REMC (including the Facility), excluding cash, held by REMC prior to the completion of the formation transactions contemplated by Section 3.4 and any other assets held by Rentech or an Affiliate of Rentech, including Governmental Approvals, contracts and real estate interests, in each case, only if such assets are exclusively used in connection with the Project but, in any case, excluding intellectual property (other than intellectual property purchased from third parties with Development Costs). Notwithstanding anything to the contrary, “Development Assets” shall not include any “know how” of Rentech or its Affiliates.
     1.25 “Development Budget” means, with regards to the Project, the development cost budget in the aggregate amount of Fifty Five Million Dollars ($55,000,000) set forth on Exhibit A, as the same may be amended or updated pursuant to Section 2.1.5.
     1.26 “Development Costs” means collectively, the front-end engineering and design, long lead time items and pre work costs directly related to the Project Incurred during the period between November 1, 2006 through and including the Financial Closing Date. Development Costs exclude (a) any payments to Rentech or its Affiliates, except (i) as set forth in the Development Budget as in effect on the Effective Date; and (ii) as set forth in any amended Development Budget after the Effective Date to the extent such payments are for salary, benefits and overhead of employees working directly on the Project, (b) land and other interests in real property not subject to a purchase option on the Effective Date, (c) transaction costs related to the negotiation of this Agreement and the Coal Supply Agreement, (d) amounts not set forth in the Development Budget or incurred in accordance with Section 2.1.5, or (e) all amounts Incurred before the Effective Date other than Reimbursement Costs.

     1.27 “Discussion Period” is defined in Section 2.1.6(c).
     1.28 “Effective Date” is defined in the Preamble.
     1.29 “Encumbrance” means any material mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) purchase money liens and liens securing rental payments under capital lease arrangements, and (b) other liens arising in the ordinary course of business.
     1.30 “End Date” is defined in Section 3.8(a).
     1.31 “Environmental Conditions” means the introduction into the environment of any pollution, including any contaminant, irritant or pollutant or other Hazardous Substance as a result of which any Owner has or may become liable to any Person under applicable Environmental Laws.
     1.32 “Environmental Laws” means all Applicable Laws which regulate or relate to the protection or clean-up of the environment, the use, treatment, storage, transportation, generation, manufacture, processing, distribution, handling or disposal of, or emission, discharge or other release or threatened release of, Hazardous Substances.
     1.33 “Environmental Liabilities” is defined in Section 3.8(e).
     1.34 “Environmental Permits” means any material Government Approvals required under any applicable Environmental Law.
     1.35 “EPC Agreement” is defined in Section 7.1(b).
     1.36 “Equity Contribution” means the aggregate amount required to be funded to the Project Entity by the Owners thereof pursuant to the terms of the Project Financing Facility and as reflected in the final Sources and Uses Table delivered to Peabody pursuant to Section 3.9. If the Project Financing Facility permits all of the Owners meeting creditworthiness standards to provide a guarantee or credit support in respect of its obligation to make an Equity Contribution, such Owner’s provision of such guarantee or credit support in respect thereof shall satisfy the portion of the Equity Contribution secured thereby.
     1.37 “Estimated Exercise Price” is defined in Section 3.8(b).
     1.38 “Excluded Debt” means all debt of Rentech or its Affiliates (other than (a) debt under the Project Financing Facility, (b) purchase money debt and (c) debt under the working capital revolving line of credit of REMC).
     1.39 “Excluded Illinois Securities” is defined in Section 3.14.
     1.40 “Facility” is defined in the Preamble.

     1.41 “Financial Advisor” means Credit Suisse, or any successor lead financial advisor of international reputation.
     1.42 “Financial Advisor Confirmation” is defined in Section 3.6.
     1.43 “Financial Closing” means the closing of the Project Financing.
     1.44 “Financial Closing Date” means the date of the Financial Closing.
     1.45 “Financial Closing Notice” is defined in Section 3.2.
     1.46 “Governmental Approvals” means any approval, consent, franchise, permit, certificate, resolution, license, or authorization issued by or on behalf of any applicable Governmental Authority.
     1.47 “Governmental Authority” means, any nation or government (including, without limitation, the government of the United States), any state, county, municipality or other political subdivision thereof and any Person exercising legislative, judicial, regulatory or administrative functions of or pertaining to the government.
     1.48 “Hazardous Substance” means any pollutant, contaminant, chemical, waste and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical or chemical compound or hazardous substance, material or waste, whether solid, liquid or gas, including any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives, radioactive substance, waste waters, sludges, slag and any other substance, material or waste that is subject to regulation, control or remediation under any Environmental Laws because of its dangerous, toxic or deleterious characteristics or composition or its adverse effect on human health or the environment.
     1.49 “Illinois Grant” is defined in Section 3.14.
     1.50 “Illinois Grant Securities” is defined in Section 3.14.
     1.51 “Incur” or “Incurred” means, as of any date, paid or incurred and due and owing within forty-five (45) days of such date.
     1.52 “Independent Accountant” means a nationally recognized accounting firm that does not currently provide nor is currently negotiating to provide (nor in the last three years has provided) consultancy or other services to either of the Parties or their respective Affiliates.
     1.53 “IRR Event” is defined in Section 3.8(c).
     1.54 “Knowledge of Rentech” or “Knowledge of Rentech Affiliates” means to the actual knowledge of the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer or General Counsel of Rentech or the President of REMC, in each case, without independent investigation.

     1.55 “Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York are authorized by law, regulation or executive order to remain closed.
     1.56 “Lender Commitments” means (a) commitments from financial institutions to provide Project Financing for the Project setting forth the terms and conditions (including required levels of Equity Contributions) or (b) in the case of the issuance of public debt, the term sheet for the terms and conditions for such debt (including the required level of Equity Contributions) provided by Credit Suisse or another Qualified Underwriter engaged by Rentech for the underwriting or placement of such debt.
     1.57 “Liabilities” means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim or deficiency of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured or other.
     1.58 “Major Contract” is defined in Exhibit C.
     1.59 “Management Agreement” is defined in Exhibit C.
     1.60 “Material Adverse Effect” means a material adverse effect on the development of the Project or on the projected financial condition, properties, business or results of operations of the Project or the Project Entity and its Subsidiaries, taken as a whole (as reflected in the Project Pro Forma); provided, however, that none of the following shall be deemed, either individually or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) any adverse effect attributable to the announcement or pendency of the transactions contemplated by this Agreement, (b) any adverse effect attributable to conditions affecting the industry in which the Project, the Project Entity or its Subsidiaries will participate or the U.S. economy; provided that such effect does not disproportionately affect the Project, the Project Entity and its Subsidiaries, taken as a whole, (c) the effect of any change arising in connection any hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military action, (d) any adverse effect arising from or relating to any change in accounting requirements or principles or any change in Applicable Law or the interpretation thereof, (e) any adverse effect arising from or relating to compliance with or permitted by the terms of this Agreement or the PSA or (f) any adverse effect that has been cured prior to the Option Closing.
     1.61 “Material Contract” means any contract, commitment, agreement or other undertaking to which REMC is a party and which is material to the development of the Project involving aggregate annual consideration payable to or by REMC of Five Hundred Thousand Dollars ($500,000) or more (other than contracts, commitments, agreements or other undertakings that by their terms may be terminated by REMC in the ordinary course of its business upon less than sixty (60) days’ notice without penalty or premium).
     1.62 “Notice Window” is defined in Section 3.2.
     1.63 “Objection Notice” is defined in Section 3.13.3.

     1.64 “Option” is defined in Section 3.1.
     1.65 “Option Closing” is defined in Section 3.10.
     1.66 “Option Closing Date” is defined in Section 3.10.
     1.67 “Option Exercise Date” is defined in Section 3.7.
     1.68 “Option Exercise Notice” is defined in Section 3.7.
     1.69 “Option Exercise Period” means the period commencing on the date that Rentech delivers the Financial Closing Notice and ending on the latest of (a) the thirtieth (30th) day after the date the Financial Closing Notice is delivered to Peabody; (b) the sixtieth (60th) day prior to the Financial Advisor’s estimate of the Financial Closing Date set forth in the Financial Advisor Confirmation delivered under Section 3.6; or (c) in the case of a Financial Advisor Confirmation delivered within ten (10) days after the end of the Confirmation Period, the tenth (10th) day after Rentech delivers the Financial Advisor Confirmation pursuant to Section 3.6. Notwithstanding anything to the contrary, the Option Exercise Period shall terminate on the date this Agreement is terminated pursuant to Article 8.
     1.70 “Option Exercise Price” means an Equity Contribution in an amount equal to (a) twenty percent (20%) of the total amount of Equity Contributions required to be made to the Project Entity as of the Financial Closing Date, which shall be reflected in the final Sources and Uses Table delivered to Peabody pursuant to Section 3.9 (excluding any amounts on the Sources and Uses Table attributable to the Additional Earned Equity or Illinois Grants not listed on Exhibit D), minus (b) the aggregate amount actually paid by Peabody to Rentech under Article 2 of this Agreement on or prior to the Option Closing Date. Notwithstanding the foregoing, in the event that Peabody elects to purchase a reduced amount of Option Securities in accordance with Section 3.8(b)(ii), then the reference to twenty percent (20%) in the foregoing clause (a) shall be reduced to the percentage resulting from the calculation provided in Section 3.8(b)(ii). A sample calculation of the Option Exercise Price is included as Exhibit E.
     1.71 “Option Securities” means a number of shares or amount of Capital Stock in the Project Entity equal to twenty percent (20%) of the Project Entity’s fully diluted shares, profits interests or membership interests outstanding on the Option Closing Date (after giving effect to the consummation of the Option Closing). Notwithstanding the foregoing, in the event that Peabody elects to purchase a reduced amount of Option Securities in accordance with Section 3.8(b)(ii), then the reference to twenty percent (20%) in the foregoing sentence shall be reduced to the percentage resulting from the calculation provided in Section 3.8(b)(ii).
     1.72 “Owner” is defined in Section 3.5.
     1.73 “Parties” is defined in the Preamble.
     1.74 “Peabody” is defined in the Preamble.
     1.75 “Peabody Budgeted Payment” is defined in Section 2.1.2.

     1.76 “Peabody Confidential Information” is defined in Section 7.5.
     1.77 “Peabody Cost Savings” means the present value of the reduction in financing costs (including debt service, fees payable to the lenders under, and debt service reserves required by, the Project Financing Facility, and commitment and other fees payable to equity investors in the Project, other than Rentech, Peabody and their respective Affiliates), which would have been required to be incurred by the Project Entity to finance the Project, but for any agreement, arrangement or benefit provided by Peabody or its Affiliates to the Project that was not otherwise available to Rentech and its Affiliates. Peabody Cost Savings also include (a) reductions in financing costs as a direct result of any product off-take contract between the Project Entity and Peabody or an Affiliate of Peabody, and (b) any reductions in financing costs as a direct result of any product off-take contract between the Project Entity and a supplier to Peabody or an Affiliate of Peabody, but only if Peabody or such Affiliate induced the supplier to enter into the contract, and identified the supplier to Rentech before the contract was executed and Rentech confirms in writing to Peabody that the contract resulted in Peabody Cost Savings which confirmation shall not be unreasonably withheld. Contracts with Peabody suppliers that have comparable pricing and terms to those with other off-takers shall not be deemed to result in Peabody Cost Savings. In the foregoing calculation, present value shall be mutually agreed to by Rentech and Peabody acting reasonably by discounting the reduction to the Option Closing Date at an annual rate equal to ten percent (10%).
     1.78 “Peabody Energy” is defined in the Preamble.
     1.79 “Peabody Energy Competitor” means any Person who is a competitor of Peabody Energy identified on Exhibit K.
     1.80 “Peabody Guaranty (EOA)” means the Peabody Guaranty (EOA) in the form attached hereto as Exhibit I.
     1.81 “Peabody Guaranty (PSA)” means the Peabody Guaranty (PSA) in the form attached hereto as Exhibit J.
     1.82 “Percentage Interest” means, as of any time, the percentage of the outstanding Capital Stock held by Rentech or Peabody or any other Owner as of such time.
     1.83 “Permitted Encumbrance” means with respect to each parcel of Real Property: (a) real estate taxes, assessments and other governmental levies, fees, or charges imposed with respect to such Real Property that are (i) not due and payable or (ii) being contested by appropriate proceedings; (b) mechanics liens and similar liens for labor, materials, or supplies provided with respect to such Real Property incurred in the ordinary course of business for amounts that are (i) not delinquent and would not, in the aggregate, have a Material Adverse Effect or (ii) being contested by appropriate proceedings; (c) zoning, building codes, and other land use laws regulating the use or occupancy of such Real Property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such Real Property; (d) liens for any Project Financing or purchase money debt secured by such Real Property that is an obligation of the Project Entity or any of its Subsidiaries; and (e) easements, covenants, conditions, restrictions, and other similar matters affecting title to such Real Property and other title defects that do not or would not materially impair the use or occupancy of such Real Property in the operation of the business of the Project Entity and its Subsidiaries taken as a whole. “Permitted Encumbrance” excludes Encumbrances securing Excluded Debt.
     1.84 “Person” means and includes an individual, a general or limited partnership, a limited liability company, a joint venture, a corporation (including any nonprofit corporation), an estate, a trust, an unincorporated organization, an association, a Governmental Authority or any entity similar to any of the foregoing.
     1.85 “Proceeding” means a material action, suit, proceeding or arbitration, civil, criminal, regulatory or otherwise, at law or in equity.
     1.86 “Project” is defined in the Recitals.
     1.87 “Project Budget” means the budget reasonably detailing the estimated construction costs of the Project.
     1.88 “Project Entity” means the Person that owns (directly or through one or more wholly owned Subsidiaries) the Development Assets and the Project whether such Person is REMC or, following the completion of the formation transactions contemplated by Section 3.4, the Person resulting from the consummation of such transactions, it being understood that the Project likely will be held by a direct or indirect wholly owned Subsidiary of the Project Entity.
     1.89 “Project Financing” means the debt financing of the Project with one or more banks or other lenders on a non-recourse basis. Project Financing shall not include any financing that requires Peabody or its Affiliates to guarantee any debt or obligation of the Project Entity or its Subsidiaries or guarantee or fund any amount other than as set forth in the Financial Closing Notice.
     1.90 “Project Financing Facility” means one or more loan agreements, indentures or similar debt agreements or instruments governing the terms and conditions of the Project Financing.
     1.91 “Project Information” is defined in Section 7.1(b).
     1.92 “Project Pro Forma” means a projection of the revenues and expenses of the Project setting forth the assumptions upon which it is based, which are reasonably agreed to by the Parties, and in a format consistent with the example Project Pro Forma set forth in Exhibit G.
     1.93 “Project Representative” is defined in Section 7.1(c).
     1.94 “Project Site” means the site on which the Project will be located.
     1.95 “PSA” or “Purchase and Sale Agreement” means the purchase and sale agreement for the Option Securities that would be executed if Peabody exercises its Option. The PSA must incorporate the terms and conditions set forth in the term sheet attached hereto as Exhibit F.

     1.96 “Qualified Expert” means a nationally recognized valuation or appraisal firm or investment bank with expertise in project finance that (a) does not currently provide nor is currently negotiating to provide (nor in the last three years has provided) consultancy or other services to any of the Parties or their respective Affiliates; and (b) does not hold or have Affiliates that hold capital stock in Rentech or Peabody Energy or their respective Affiliates.
     1.97 “Qualified Underwriter” means an underwriter mutually acceptable by both Parties having substantial experience in the project financing of power plants or industrial projects having a value of over Five Hundred Million Dollars ($500,000,000).
     1.98 “Quarterly Adjustment Amount” is defined in Section 2.1.3.
     1.99 “Quarterly Adjustment Statement” is defined in Section 2.1.3.
     1.100 “Quarterly Budgeted Amount” is defined in Section 2.1.3.
     1.101 “Real Property” means all land, together will all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by REMC, the Project Entity or any Subsidiary of the Project Entity.
     1.102 “Real Property Interests” means all interests in land or other real property including fee, leaseholds, easements, rights of way and other interests.
     1.103 “Reimbursement Calculation Referee” is defined in Section 2.1.6(c).
     1.104 “Reimbursement Calculations” is defined in Section 2.1.6(a).
     1.105 “Reimbursement Costs” is defined in Section 2.1.1.
     1.106 “Reimbursement Period” is defined in Section 2.1.
     1.107 “Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or exhausting on or into the environment or into, on, under or from any property.
     1.108 “REMC” means Rentech Energy Midwest Corporation, a Delaware corporation.
     1.109 “Remediation” means any legally required action taken to address the Release of a Hazardous Substance at any Real Property that constitutes a portion of the Rentech Contribution, including actions to address soil or groundwater contamination or natural resources.
     1.110 “Rentech” is defined in the Preamble.
     1.111 “Rentech Affiliate” means the Project Entity and its wholly owned Subsidiaries formed on or prior to the Option Closing Date.
     1.112 “Rentech Confidential Information” is defined in Section 7.5.

     1.113 “Rentech Contribution” means, collectively, the Development Assets and the Assumed Liabilities.
     1.114 “Rentech Contribution Agreement” means the written agreement pursuant to which Rentech agrees to, or REMC or any other Affiliate of Rentech that holds Development Assets agrees to, contribute and assign, and the Project Entity, or its applicable wholly owned Subsidiary, agrees to assume (directly, or indirectly through a transfer of the stock of REMC) (a) the Development Assets free and clear of Encumbrances securing Excluded Debt; and (b) the Assumed Liabilities (other than Excluded Debt), including warranties of marketable title to the Development Assets at a price that does not exceed Fifty Million Dollars ($50,000,000) plus REMC’s net working capital on the date of the contribution, being the amount set forth in the Project Pro Forma.
     1.115 “Rentech License” means a license from Rentech to the Project Entity of all Fischer-Tropsch-related intellectual property owned by Rentech that is required to construct or operate the Project and any other intellectual property held by Rentech or its Affiliates that is made available to the Project as of the Option Closing, which shall provide for royalties and other compensation thereafter that does not exceed the amounts set forth in the Project Pro Forma.
     1.116 “Representative” means, with respect to a particular Person, any agent, consultant, advisor, accountant, financial advisor, legal counsel, rating agency, current or prospective lender, potential Owner, construction contractor, purchaser or other representative of that Person.
     1.117 “Review Period” is defined in Section 2.1.6(a).
     1.118 “Revival Notice” is defined in Section 8.3.1.
     1.119 “Securities Act” means the Securities Act of 1933, as amended.
     1.120 “Sources and Uses Table” is defined in Section 3.9.
     1.121 “Stockholders Agreement” is defined in Section 3.5.
     1.122 “Subsidiary” means, with respect to any specified Person: (a) any limited liability company, corporation, association or other business entity of which more than fifty percent (50%) of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); or (b) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

     1.123 “Supermajority Vote of the Board” is defined in Exhibit C.
     1.124 “Supermajority Vote of the Project Entity’s Capital Stock” is defined in Exhibit C.
     1.125 “Target Date” is defined in Section 3.6.
     1.126 “Tax” or “Taxes” means any federal, state, provincial, county, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto.
     1.127 “Third Party Consent” means any material consent or approval of any Person other than Peabody or its Affiliates or any Governmental Authority.
     1.128 “Third Party Equity Commitments” means commitments from Persons other than Peabody and its Affiliates to fund Equity Contribution needed to meet the known or expected requirements of the Lender Commitments.
     1.129 “Transaction Agreements” means the Purchase and Sale Agreement, the Rentech Contribution Agreement, the Rentech License, the other Affiliate Agreements in effect as of the Option Closing Date, the Stockholders Agreement and the CSA Assignment and Assumption Agreement.
     1.130 “Transfer” means to sell, assign, dispose of, or transfer.
     1.131 “Withdrawal Notice” is defined in Section 7.4.
ARTICLE 2.
DEVELOPMENT COST SHARING
     2.1 Development Cost Sharing. Subject to the terms and conditions of Article 3 below, Peabody shall pay to Rentech, as provided in this Article 2, twenty percent (20%) of the Development Costs Incurred by Rentech and its Affiliates during the period between November 1, 2006 and the earliest of (a) the Financial Closing Date, (b) such time as the costs remitted by Peabody to Rentech pursuant to this Article 2, inclusive of the Reimbursement Costs, shall have equaled the aggregate sum of Ten Million Dollars ($10,000,000) and (c) the date of any earlier termination of this Agreement pursuant to Section 8.1 (the “Reimbursement Period”).
          2.1.1 Reimbursement Payment. Within fourteen (14) days following the Effective Date, Peabody shall pay to Rentech in cash the sum of Three Million One Hundred Six Thousand Two Hundred Ninety Two Dollars ($3,106,292), representing reimbursement of twenty percent (20%) of the Development Costs that were Incurred by Rentech from November 1, 2006 through the end of the month preceding the Effective Date (the “Reimbursement Costs”) and twenty percent (20%) of the budgeted amount of Development Costs (as reflected in the Development Budget) for the month of May 2007. A detailed listing of the Reimbursement Costs is contained on Exhibit B hereto. Except for the payment of Reimbursement Costs, Peabody shall not be required to fund any Development Costs Incurred prior to the end of the month preceding the Effective Date.
          2.1.2 Budgeted Payments. On or after the first day of each month during the Reimbursement Period, commencing with June 2007, Rentech will deliver a written invoice to Peabody including the budgeted amount of Development Costs it expects to Incur during such month (excluding any Development Costs with respect to which Peabody has previously paid Rentech its portion as provided in this Agreement). No later than ten (10) Business Days after receipt of such written invoice from Rentech, Peabody shall pay to Rentech in cash twenty percent (20%) of the budgeted amount of Development Costs for such month as specified in the Development Budget and the written invoice (each, a “Peabody Budgeted Payment”). Peabody Budgeted Payments shall be paid by Peabody in accordance with Section 2.1.4, and if not paid when due, shall accrue interest at the Agreed Rate, as computed from the date payment was due to the actual payment date.
          2.1.3 True-Up Payments. After the end of each calendar quarter beginning with the quarter ended June 30, 2007, Rentech will calculate the amount of the Development Costs it or its Affiliates has Incurred as of the end of such quarter (excluding Reimbursement Costs and any Development Costs with respect to which Peabody has previously paid Rentech its portion under this Agreement as of the end of the preceding quarter) (an “Actual Amount”) and compare the Actual Amount to the Development Costs with respect to which Peabody made Peabody Budgeted Payments for such completed quarter (the amount of such Development Costs, a “Quarterly Budgeted Amount”). In the event that the Actual Amount differs from the Quarterly Budgeted Amount for such completed quarter, either (a) Peabody shall pay to Rentech twenty percent (20%) of the amount by which the Actual Amount exceeds the Quarterly Budgeted Amount or (b) Rentech shall pay to Peabody twenty percent (20%) of the amount by which the Actual Amount is less than the Quarterly Budgeted Amount (in either case, the amount of such payment, the “Quarterly Adjustment Amount”). Within thirty (30) days following the end of such completed quarter, Rentech shall deliver a written notice to Peabody setting forth the Actual Amount (broken down by month) and its calculation of the Quarterly Adjustment Amount (the “Quarterly Adjustment Statement”). Payments of the Quarterly Adjustment Amount to be made by Rentech or Peabody pursuant to this Section 2.1.3 shall be made within ten (10) Business Days of delivery of the Quarterly Adjustment Statement as provided in Section 2.1.4, and if not paid when due, shall accrue interest at the Agreed Rate, as computed from the date payment was actually due to the actual payment date. Within twenty (20) calendar days after the end of each month, Rentech shall furnish Peabody with a list of all expenditures for Development Costs for the prior month.
          2.1.4 Method of Payment. Payments by Rentech or Peabody to be made to the other Party under this Article 2 shall be made by check or by wire transfer in immediately available funds into a bank account designated by the receiving Party.
          2.1.5 Development Budget. By executing and delivering this Agreement, each Party hereby (x) approves the Development Budget for the Project as of the Effective Date as set

forth on Exhibit A hereto and (y) authorizes Rentech to incur costs and expenses on behalf of the Project as contemplated by the Development Budget. The Development Budget shall contain a line item estimate of Development Costs for the following twelve-month period on a month-by-month basis. At any time and from time to time, Rentech may in its sole discretion amend or update the Development Budget to reflect its good faith estimate of changes in Development Costs that it expects to be incurred prior to the Financial Closing Date; provided, however, that,
          (a) notwithstanding anything to the contrary in this Agreement, unless consented to by Peabody in writing, Peabody shall not be required to fund an aggregate amount of Development Costs that exceeds the lesser of (1) Ten Million Dollars ($10,000,000) or (2) twenty percent (20%) of the Development Costs actually paid;
          (b) notwithstanding anything to the contrary in this Agreement, unless consented to by Peabody in writing, Peabody shall not be required to fund an amount of Development Costs for a given month during the Reimbursement Period that is greater than one hundred twenty five percent (125%) of the amount that was contemplated to be reimbursed by Peabody during such month as reflected in the Development Budget previously approved by Peabody, it being acknowledged and agreed that the amount of such excess may be included in the Reimbursement Costs for the following month(s), subject to the limits placed on monthly reimbursements provided under this clause (b) with respect to such month(s); and
          (c) Rentech shall notify Peabody in writing of any material amendment or update of the Development Budget, which notice shall be delivered promptly after such amendment or update is made together with a written discussion of the justification for the amendment or update.
          2.1.6 Right to Review.
          (a) Peabody shall be entitled to review the actual expenditures paid or incurred by Rentech for which Rentech has obtained reimbursement, in accordance with the provisions of Sections 2.1.1, 2.1.2 and 2.1.3 of this Agreement. Within thirty (30) days following the delivery of each Quarterly Adjustment Statement with respect to a quarter or with respect to Reimbursement Costs within 30 days following payment thereof (the “Review Period”), Peabody (with the assistance of any accountants it designates) may elect, by delivering written notice to Rentech during the Review Period, to review Rentech’s determinations of the Actual Amount and the Quarterly Adjustment Amount for such completed quarter and the calculations made pursuant thereto (the “Reimbursement Calculations”) or the Reimbursement Costs, as the case may be. If Peabody timely and validly elects to undertake such a review, Rentech shall promptly make available its work papers, invoices and such other data as is reasonably necessary for Peabody to review the Reimbursement Calculations or the Reimbursement Costs, as the case may be. Rentech shall cooperate with Peabody in connection with its review and shall provide reasonable access to the books and records supporting and the personnel responsible for the Reimbursement Calculations or the Reimbursement Costs, as the case may be, under review during regular business hours upon advance notice. Peabody and its Representatives assisting in the review shall maintain all Rentech Confidential Information regarding Rentech or its business and assets (including, without limitation, the Project) it obtained in connection with the review in strict confidence and shall not disclose any such Rentech Confidential Information to any Person or use any such Rentech Confidential Information for any purpose other than for the review.
          (b) Peabody shall raise any objection to the Reimbursement Calculations or the Reimbursement Costs, as the case may be, within thirty (30) days following the end of the Review Period by sending a written notice to Rentech setting forth in reasonable detail which Reimbursement Calculations or Reimbursement Costs it is objecting to and the specific bases for such objection. In the case of Reimbursement Calculations, the only bases for objection shall be (i) non-compliance with the Development Budget or this Agreement, (ii) computational errors and (iii) lack of reasonable supporting documentation. In the case of the Reimbursement Costs, the only bases for objection shall be that the expenditure did not constitute Development Costs or the lack of reasonable supporting documentation (it being understood that Peabody has approved the Development Budget (as of the Effective Date) and the categories of Development Costs included therein). Any Reimbursement Calculations or the Reimbursement Costs, as the case may be, not objected to by Peabody by written notice to Rentech within the thirty (30) days following the end of the Review Period shall be deemed to have been consented to and approved by Peabody, and such Reimbursement Calculations shall be final and binding on all Parties.
          (c) If Peabody timely raises a written objection to a Reimbursement Calculation or the Reimbursement Costs, as the case may be, during the thirty (30) days following the end of the Review Period, Peabody and Rentech, together with their respective Representatives, shall have thirty (30) days from the date written notice of the objection is delivered to Rentech (the “Discussion Period”) to discuss the objection and bring it to a resolution. If Peabody and Rentech come to a resolution regarding the Reimbursement Calculation or the Reimbursement Costs, as the case may be, in writing, such resolution shall be binding on all Parties, and no Party shall raise any objection thereto. If such a resolution is not achieved during the Discussion Period, then (i) either Rentech or Peabody may refer such Reimbursement Calculation or the Reimbursement Costs, as the case may be, to an Independent Accountant to be mutually agreed upon by Rentech and Peabody or, (ii) if Peabody and Rentech are not able to so mutually agree within fifteen (15) days after written notice from either Party to the other of its intent to refer to an Independent Accountant, an Independent Accountant selected by arbitrators appointed in accordance with the provisions of Section 16.3.1 of the Coal Supply Agreement (the Independent Accountant selected pursuant to this sentence, and in such capacity, the “Reimbursement Calculation Referee”). Rentech and Peabody shall instruct the Reimbursement Calculation Referee (A) to determine the applicable Reimbursement Calculation or Reimbursement Cost, as the case may be (according to the relevant calculation methodology in this Agreement and Development Budget giving rise to the review); and (B) not to assign a value to any item in dispute greater than the greatest value for such item assigned by Rentech, on the one hand, and Peabody, on the other hand, or less than the smallest value for such items assigned by Peabody, on the one hand, and Rentech, on the other hand. The Reimbursement Calculation Referee shall act as an expert and not as an arbitrator, and shall resolve only matters in dispute. The Reimbursement Calculation Referee shall be given full access to the books and records of Rentech and the Project reasonably relating to the Reimbursement Calculation or Reimbursement Cost at issue during regular business hours upon advance notice and the accountant and project manager then serving for Rentech in connection with the Project shall be instructed to discuss freely with such Reimbursement Calculation Referee the Reimbursement Calculations or the Reimbursement Costs, as the case may be, and other data and information that may be within his or her knowledge and that is reasonably related to the Reimbursement Calculation or Reimbursement Cost at issue. The Reimbursement Calculation Referee shall be given copies of the Development Budget, this Agreement and amendments hereto, if any, and documentation relating to such Development Costs and shall be entitled to consider the Development Budget, the provisions of this Agreement along with any other factors he or she may deem appropriate in reviewing the Reimbursement Calculation or the Reimbursement Costs, as the case may be, at issue. The Reimbursement Calculation Referee shall render a written report detailing the basis for and assumptions used in reaching his or her determination. The opinion of the Reimbursement Calculation Referee of the amount of the applicable Reimbursement Calculation or the Reimbursement Costs, as the case may be, shall be final and binding absent manifest error or fraud. The costs of the Reimbursement Calculation Referee shall be borne equally by Rentech and Peabody. Upon making its final assessment of a Reimbursement Calculation or the Reimbursement Costs, as the case may be, the Reimbursement Calculation Referee shall provide written notice of such to Rentech and Peabody. Once the Reimbursement Calculation has become final and binding, the applicable Quarterly Adjustment Amount shall be adjusted to reflect any adjustments in such final Reimbursement Calculation. In the event that such Quarterly Adjustment Amount (as adjusted according to the previous sentence) differs from the original Quarterly Adjustment Amount for the related quarter, either (a) Peabody shall pay to Rentech the amount by which the Quarterly Adjustment Amount (as adjusted according to the previous sentence) exceeds the original Quarterly Adjustment Amount or (b) Rentech shall pay to Peabody the amount by which the Quarterly Adjustment Amount (as adjusted according to the previous sentence) is less than the original Quarterly Adjustment Amount. Once a disputed Reimbursement Cost has become final and binding, it shall be adjusted to reflect any adjustments in such final Reimbursement Cost, and Rentech shall pay to Peabody the amount (if any) by which the Reimbursement Cost (as so adjusted) is less than the original Reimbursement Costs. Payments to be made by Rentech or Peabody pursuant to the previous two sentences shall be made in cash to the other Party within five (5) Business Days of the date that the Reimbursement Calculation or the Reimbursement Costs, as the case may be, becomes final and binding by check or by wire transfer in immediately available funds into a bank account designated by the Party, and if not paid when due, shall accrue interest at the Agreed Rate, as computed from the date payment was actually due to the actual payment date.
          (d) The right of Peabody to undertake a review under this Section 2.1.6 and any adjustments to be made based on the final Reimbursement Calculation or the Reimbursement Costs, as the case may be, shall be Peabody’s and its Affiliates’ sole and exclusive remedy for any disagreement regarding Rentech’s Reimbursement Calculations or the Reimbursement Costs, as the case may be. Except as provided in the preceding sentence, Peabody (on behalf of itself and its Affiliates) agrees that it and they shall have no right to, and shall not, review, object to or in any way contest any Reimbursement Calculation or the Reimbursement Costs, as the case may be. Peabody shall not withhold payments under this Agreement as a result of any ongoing review of a Reimbursement Calculation or the Reimbursement Costs, as the case may be, pursuant to this Section 2.1.6.

ARTICLE 3.
EQUITY OPTION
     3.1 Grant of Equity Option. Subject to the terms and conditions of this Article 3, Rentech hereby grants to Peabody the option (the “Option”), exercisable in Peabody’s sole discretion during the Option Exercise Period, to purchase all, but not less than all, of the Option Securities, at a purchase price equal to the Option Exercise Price.
     3.2 Notice from Rentech. Not less than ninety (90) days and not more than one hundred twenty (120) days prior to the date that Rentech in good faith estimates that the Financial Closing Date will occur (the “Notice Window”), Rentech shall deliver to Peabody a written notice (the “Financial Closing Notice”) including (a) the estimated Financial Closing Date, (b) a good faith estimate of the sources and uses for the Project in the form attached hereto as Schedule 3.9, (c) a statement of the then-estimated amount of Peabody’s Equity Contribution for the Option Securities and the then-estimated Option Exercise Price, (d) a term sheet for or draft of the Rentech License, (e) a description of the Project Entity structure, and (f) each of the schedules contemplated by Article 6. Upon delivery of such Financial Closing Notice, the Option shall become exercisable, and the Option Exercise Period shall commence. Subject to the following sentence and Section 3.6, the Option Exercise Period shall not be extended if for any reason the actual Financial Closing Date is different from the estimated date set forth in the Financial Closing Notice (including, without limitation, because the actual Financial Closing Date is delayed or accelerated or due to any other reason that the good faith estimate of the Financial Closing Date is incorrect); provided, however, that if Rentech does not form a good faith estimate of the Financial Closing Date within the Notice Window, then Rentech shall deliver the Financial Closing Notice promptly as practicable after the time that it forms such an estimate. Notwithstanding the preceding sentence, in the event that, after delivery of the Financial Closing Notice and prior to the Option Exercise Date, Rentech in good faith concludes that the Financial Closing Date will occur more than sixty (60) days after the estimated Financial Closing Date set forth in the Financial Closing Notice, then Rentech shall deliver to Peabody an updated Financial Closing Notice as provided above, and the Option Exercise Period will be extended as provided under the definition of “Option Exercise Period” in Section 1.69.
     3.3 Availability of Due Diligence Information. During the period beginning on the date of delivery of the Financial Closing Notice and ending on the last day of the Option Exercise Period or, if Peabody exercises the Option, ending on the Option Closing Date, Rentech shall make reasonably available to Peabody such information relating to the Project as Rentech makes available to the Project Lender and any other prospective Owner of the Project, including, without limitation, access to any physical or on-line data room established by Rentech for the Project Financing. Peabody also shall be entitled to receive information regarding the Project to the extent provided in Section 7.1(b). Without limiting the foregoing, Rentech shall make the following information available to Peabody to the extent it is in Rentech’s control and possession or available to Rentech without unreasonable effort:
          (a) the status of all material Governmental Approvals (including the air permit for the Project) necessary for the development, construction and operation of the Project;

          (b) the existence and status of litigation is pending or, to the Knowledge of Rentech or its Affiliates, threatened which could reasonably be expected to have a Material Adverse Effect on the Project;
          (c) copies of executed or draft Lender Commitments, if any;
          (d) the proposed level of Peabody’s Equity Contribution for the Option Securities and the proposed Option Purchase Price;
          (e) all executed or draft Third Party Equity Commitments or term sheets or expressions of intent therefor;
          (f) the draft or executed EPC Agreement; and
          (g) to the extent known each event or condition exists that Rentech believes will have a Material Adverse Effect on the construction or operation of the Project.
     3.4 Organization and Structuring of Project Entity. On or prior to the fifth (5th) Business Day before the expiration of the Option Exercise Period, Rentech shall cause the Project Entity and each of its Subsidiaries to be formed as a corporation, limited liability company or other business organization under the laws of the State of Delaware; provided that the form of the Project Entity and its Subsidiaries shall be subject to Rentech’s consultation with Peabody. On or before the Option Closing Date, Rentech shall cause REMC to take such actions as are necessary to transfer (either directly or indirectly by operation of law or through a transfer of all of the capital stock of REMC) all of REMC’s right, title and interest in and to the Facility, and any and all other Development Assets, to the Project Entity, which formation and transfer may be effected through a conversion of REMC into the Project Entity as provided under the laws of the State of Delaware; provided, however, that in lieu of such formation and transfer, Rentech, in its sole discretion, may elect for REMC to be the Project Entity. Rentech will consult with Peabody in the evaluation of structuring such formation (or conversion) for the purpose of optimizing the economics of Rentech’s and Peabody’s ownership of the Project Entity and the accounting for the existence of liabilities or potential liabilities associated with the Facility (it being understood that the present goal is for the Project Entity to be an entity treated as a partnership for tax purposes); provided, however, the Parties acknowledge and agree that the ultimate structure shall be determined by Rentech in its sole discretion. In the event that the Option is exercised pursuant to the terms of this Agreement, Rentech shall, and shall cause its applicable Affiliates, to enter in a Rentech Contribution Agreement.
     3.5 Terms Governing Project Entity. After delivery of the Financial Closing Notice, Rentech and Peabody shall negotiate in good faith with respect to a stockholders agreement, limited liability company agreement or similar agreement governing the relationship among Rentech, Peabody and any other owner of stock, membership interests or profits interests as owners of the Project Entity (together, the “Owners”), which agreement shall incorporate the terms set forth in the term sheet attached hereto as Exhibit C (the “Stockholders Agreement”).
     3.6 Confirmation of Expected Financial Closing Date. Between eighty (80) and seventy (70) days prior to Rentech’s good faith estimate of the Financial Closing Date, as set forth in the latest Financial Closing Notice (the “Confirmation Period”), so long as the Option continues to be exercisable at such time in accordance with the terms of this Agreement, Rentech shall secure from the Financial Advisor a written confirmation of the date it then estimates the Financial Closing Date will occur (the “Financial Advisor Confirmation”) and deliver the same to Peabody. If the Financial Advisor Confirmation is not provided within ten (10) days after the end of the Confirmation Period or the Financial Advisor Confirmation states that it cannot provide an estimate of the Financial Closing Date (a “Confirmation Failure”), then the Option Exercise Period shall be terminated but the Option shall remain in effect in accordance with this Article 3 and a new Option Exercise Period shall begin only after the delivery of a new Financial Closing Notice pursuant to Section 3.2. If the Financial Advisor advises the Parties in writing that it in good faith estimates that the Financial Closing Date will occur more than fifteen (15) days, but not more than thirty (30) days, after the estimated Financial Closing Date set forth in the latest Financial Closing Notice (the “Target Date”), then the Option Exercise Period will be extended as provided under the definition of “Option Exercise Period” to the date that is sixty (60) days prior to the date the Financial Advisor estimates the Financial Closing Date will occur. If the Financial Advisor Confirmation contains an estimate of the Financial Closing Date that is more than thirty (30) days, but not more than sixty (60) days, after the Target Date, then the Option Exercise Period will be extended as provided under the definition of “Option Exercise Period” to the date that is sixty (60) days prior to the date the Financial Advisor estimates the Financial Closing Date will occur and between fifteen (15) and ten (10) days before the end of the extended Option Exercise Period, Rentech shall deliver to Peabody a Financial Advisor Confirmation confirming that the Target Date is estimated to be within fifteen (15) days of the estimated Financial Closing Date set forth in the Financial Advisor Confirmation. If the Financial Advisor Confirmation contains an estimate of the Financial Closing Date that is more than sixty (60) days after the Target Date, then the Option Exercise Period shall be terminated but the Option shall remain in effect in accordance with this Article 3 and a new Option Exercise Period shall begin only after the delivery of a new Financial Closing Notice pursuant to Section 3.2.
     3.7 Notice of Option Decision. Peabody shall exercise its Option with respect to the Option Securities (if at all) by notice to Rentech (the “Option Exercise Notice”) on or before the last day of the Option Exercise Period (the date of such exercise, the “Option Exercise Date”), which notice shall be irrevocable except (a) to the extent this Agreement may be terminated by Rentech pursuant to Section 8.1(b)(i) or by Peabody pursuant to Section 8.1(c)(ii) if Rentech delivers a Withdrawal Notice, (b) as provided in Section 3.8 or (c) as may be provided in the PSA due to a breach by Rentech or the Project Entity of the PSA that constitutes a Material Adverse Effect. If Peabody fails to exercise its Option on or before the end of the Option Exercise Period, then the Option shall expire unless (i) the Option Exercise Period is terminated under Section 3.6, in which case, the Option shall remain in effect in accordance with this Article 3 and a new Option Exercise Period shall begin only after the delivery of a new Financial Closing Notice pursuant to Section 3.2 or (ii) the Option is restored pursuant to Section 8.3.2.
     3.8 Exercise of Option; Purchase and Sale Agreement. If Peabody timely and validly exercises its Option, the Parties and the Project Entity shall promptly finalize and execute a Purchase and Sale Agreement requiring the Project Entity to sell to Peabody, and Peabody to purchase, the Option Securities for the Option Exercise Price. The PSA shall incorporate the terms set forth in the term sheet attached hereto as Exhibit F with such additional terms as may be mutually agreed to by the Parties. Notwithstanding the exercise of the Option by Peabody, Peabody may elect to terminate the PSA and the exercise of the Option prior to the Option Closing Date if, and only if, any of the events described in clauses (a) through (e) below occur. The occurrence of any of such event shall not be deemed to be a breach of this Agreement by Rentech or Peabody.
          (a) The Financial Closing shall not have occurred within one hundred twenty (120) days after the last day of the Option Exercise Period (the “End Date”).
          (b) The Option Exercise Price (the “Actual Exercise Price”) is more than [*] greater than the estimated Option Exercise Price in the Sources and Uses Table last delivered to Peabody prior to the Option Exercise Date (the “Estimated Exercise Price”); provided, however, that instead of terminating the PSA prior to the Option Closing Date pursuant to this Section 3.8(b), Peabody may in its sole election, with written notice to Rentech at least two (2) days prior to the Option Closing Date (i) purchase the Option Securities for the Actual Exercise Price as calculated herein and receive a full twenty percent (20%) Percentage Interest in the Project Entity, or (ii) purchase a reduced amount of Option Securities for a purchase price equal to the sum of (x) the amount of the Estimated Exercise Price, plus (y) [*] (in which event the twenty percent (20%) amount in the definitions of “Option Exercise Price” in Section 1.70 and “Option Securities” in Section 1.71 shall be accordingly reduced to a percentage equal to the product (expressed as a percentage) of (A) .20, multiplied by (B) the Estimated Exercise Price plus [*], divided by the Actual Exercise Price).
          (c) The leveraged internal rate of return on the Equity Contributions as reflected in the most recent Project Pro Forma delivered by Rentech to Peabody pursuant to Section 7.1(b) decreases either (i) by more [*] from the leveraged internal rate of return on the Equity Contributions reflected in the last Project Pro Forma delivered by Rentech to Peabody before the Option Exercise Date or (ii) to a percentage that is less than [*] (an “IRR Event”).
          (d) After the Option Exercise Date, Rentech changes the form, structure, tax elections, tax attributes, or accounting treatment of the Project Entity and/or its Subsidiaries in a manner that materially and adversely affects the tax or financial reporting position applicable to Peabody Energy in its capacity as an Owner.
          (e) There exists an Environmental Condition at, on, or under the Project Site or the Facility that was not disclosed to Peabody prior to ten (10) days before the Option Exercise Date, for which the Owners reasonably would be expected to become liable to any Person under Environmental Laws (such liabilities, the “Environmental Liabilities”) in an aggregate amount exceeding Ten Million Dollars ($10,000,000); provided, however, that Peabody shall not be entitled to terminate the PSA or this Agreement under this Section 3.8(e) if (i) the amount of such Environmental Liabilities reasonably would not be expected to exceed Twenty Million Dollars ($20,000,000) in the aggregate, and Rentech indemnifies the Owners for any Environmental Liabilities in excess of Ten Million Dollars ($10,000,000) in the aggregate;

or (ii) the amount of such Environmental Liabilities reasonably would be expected to exceed Twenty Million Dollars ($20,000,000) in the aggregate, and Rentech indemnifies the Owners for any Environmental Liabilities in excess of Ten Million Dollars ($10,000,000) in the aggregate and Rentech reasonably establishes pursuant to written information delivered to Peabody that it has the financial capability to support such indemnification obligations. In the event that Rentech discovers such an Environmental Condition, it will promptly give notice to Peabody of such condition.
     3.9 Sources and Uses Table. As soon as practicable, but no later than five (5) Business Days prior to the Option Closing Date, Rentech shall deliver to Peabody an updated sources and uses table in the form attached hereto as Schedule 3.9, which shall set forth the final sources and uses of funds for the Project (the “Sources and Uses Table”). Subject to Section 3.8, in the event that Peabody timely and validly exercises the Option, then Peabody shall be required to fund its portion of Equity Contribution in the Project Entity as provided in this Agreement in an amount equal to the Option Exercise Price.
     3.10 Option Closing; Deliveries. The purchase and sale of the Option Securities (the “Option Closing”) shall take place at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, NY 10022 at 10:00 a.m., Eastern time on the Financial Closing Date, or at such other time and place as Rentech and Peabody mutually agree upon (the “Option Closing Date”). All transactions at the Option Closing shall be deemed to have taken place simultaneously and no transaction shall be deemed to have been completed and no document, instrument or certificate shall be deemed to have been delivered until all transactions are completed and all documents delivered. At the Option Closing, (a) Rentech shall deliver to Peabody certificates or other documents evidencing that the Option Securities are registered in Peabody’s name and are free and clear of all Encumbrances, except Encumbrances permitted under the PSA, against delivery by Peabody of the Option Exercise Price by wire transfer in immediately available funds into a bank account designated by Rentetch at or prior to the Option Closing; and (b) Rentech and Peabody shall deliver the certificates, agreements, instruments and other documents described in Sections 3.11 and 3.12 and comply with the terms of the PSA.
     3.11 Peabody’s Conditions to Option Closing. If Peabody timely and validly exercises the Option pursuant to Section 3.7, then its obligation to purchase and pay for the Option Securities shall be subject to the satisfaction of each of the following conditions on or before the Option Closing Date, in addition to the closing conditions set forth in the PSA:
          (a) Truthfulness of Representations and Warranties. The representations and warranties of Rentech contained in this Agreement shall be true and correct (without giving effect to any materiality or Material Adverse Effect qualifications) on and as of the Option Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct has not had, in the aggregate, a Material Adverse Effect.
          (b) Compliance with Agreements, Obligations and Covenants. Rentech shall have performed, satisfied or complied in all material respects with all agreements,

obligations and covenants required by this Agreement to be performed, satisfied or complied with by Rentech by the time of the Option Closing.
          (c) Delivery of Officer’s Certificate. Peabody shall have received a certificate dated as of the Option Closing Date and signed by the chief executive officer or chief financial officer of Rentech certifying on behalf of Rentech that the conditions set forth in this Section 3.11 have been satisfied on and as of such date.
          (d) Delivery of Rentech Contribution Agreement. Unless Rentech elects for REMC to be the entity that owns the Development Assets following the transactions contemplated by Section 3.4, Peabody shall have received a copy of the Rentech Contribution Agreement executed by the parties thereto and in a form reasonably acceptable to Peabody.
          (e) Delivery of Affiliate Agreements. Peabody shall have received a copy of the Rentech License and each other material Affiliate Agreement executed on or prior to the Option Closing by Rentech or the applicable Rentech Affiliate and the Project Entity or its applicable Subsidiary and in a form reasonably acceptable to Peabody.
          (f) Delivery of Stockholders Agreement. Peabody shall have received a counterpart to the Stockholders Agreement signed by a duly authorized officer of Rentech or its applicable Subsidiary and each other Owner.
          (g) Delivery of CSA Assignment and Assumption Agreement. Peabody shall have received a counterpart to the CSA Assignment and Assumption Agreement signed by a duly authorized officer of REMC and the Project Entity or its applicable Subsidiary and in a form reasonably acceptable to Peabody.
          (h) Purchase Permitted by Applicable Laws; Legal Investment. The purchase and sale of, and payment for, the Option Securities shall be permitted by the Applicable Laws of the jurisdictions to which it is subject.
          (i) Non-Termination of this Agreement. This Agreement shall not have been terminated pursuant to Article 8.
          (j) Closing of the Project Financing. The closing of the Project Financing shall occur concurrently with the Option Closing hereunder.
     3.12 Rentech’s Conditions to Option Closing. If Peabody timely and validly exercises the Option pursuant to Section 3.7, then Rentech’s obligation to deliver the Option Securities to Peabody shall be subject to the satisfaction of each of the following conditions on or before the Option Closing Date:
          (a) Truthfulness of Representations and Warranties. The representations and warranties of Peabody contained in this Agreement shall be true and correct (without giving effect to any materiality qualifications) on and as of the Option Closing Date, except where the failure of such representations and warranties to be so true and correct has not had, in the aggregate, a material adverse effect on Peabody’s ability to consummate the transactions contemplated herein.
          (b) Compliance with Agreements, Obligations and Covenants. Peabody shall have performed, satisfied or complied in all material respects with all agreements, obligations and covenants required by this Agreement to be performed, satisfied or complied with by Peabody by the time of the Option Closing, including, without limitation, the payment of the Development Costs due and payable by Peabody on or prior to the Option Closing Date under Article 2 (other than Development Costs Peabody has disputed in accordance with Article 2).
          (c) Delivery of Officer’s Certificate. Rentech shall have received a certificate dated as of the Option Closing Date and signed by the chief executive officer or chief financial officer of Peabody certifying on behalf of Peabody that the conditions set forth in this Section 3.12 have been satisfied on and as of such date.
          (d) Delivery of Stockholders Agreement. Rentech shall have received a counterpart to the Stockholders Agreement signed by a duly authorized officer of Peabody.
          (e) Delivery of CSA Assignment and Assumption Agreement. Rentech shall have received a counterpart to the CSA Assignment and Assumption Agreement signed by a duly authorized officer of COALSALES, LLC and in a form reasonably acceptable to Rentech.
          (f) Delivery of Peabody Guaranty (PSA). Rentech shall have received a copy of the Peabody Guaranty (PSA) signed by a duly authorized officer of Peabody Energy in the form set forth in Exhibit J hereto.
          (g) Purchase Permitted by Applicable Laws; Legal Investment. The purchase and sale of, and payment for, the Option Securities shall be permitted by the Applicable Laws of the jurisdictions to which it is subject.
          (h) Non-Termination of this Agreement. This Agreement shall not have been terminated pursuant to Article 8.
          (i) Closing of the Project Financing. The closing of the Project Financing shall occur concurrently with the Option Closing hereunder.
3.13 Additional Earned Equity.
          3.13.1 If prior to the Option Closing, and as a direct result of Peabody’s efforts, the Project Entity receives any agreement, arrangement or benefit for the Project which results in Peabody Cost Savings, then, no later than forty five (45) days prior to the then estimated Financial Closing Date, Peabody shall deliver a written notice to Rentech describing in reasonable detail (a) its specific basis for concluding that it has obtained the Peabody Cost Savings, including, without limitation, the agreement, arrangement or benefit that has given rise to the Peabody Cost Savings; and (b) its calculation of the Additional Earned Equity and the Additional Earned Securities (the “Additional Earned Equity Statement”). Rentech will consult with Peabody in good faith in the evaluation of the tax structuring for the purpose of minimizing Peabody’s federal taxes in the Additional Earned Equity; provided, however, the Parties acknowledge and agree that the ultimate structure shall be determined by Rentech in its sole discretion.
          3.13.2 During the fifteen (15) days following Rentech’s receipt of the Additional Earned Equity Statement, Peabody will promptly provide Rentech and its Representatives with such work papers, documentation and data as it may reasonably request in support of the matters referenced in the Additional Earned Equity Statement. Peabody shall cooperate with Rentech in connection with its review and shall provide reasonable access during regular business hours upon advance notice to the books and records supporting and the personnel responsible for the Additional Earned Equity Statement. Rentech and its Representatives assisting in the review shall maintain all Rentech Confidential Information regarding Peabody or its business and assets it obtained in connection with the review in strict confidence and shall not disclose any such Rentech Confidential Information to any Person or use any such Rentech Confidential Information for any purpose other than for the review.
          3.13.3 Within fifteen (15) days following Rentech’s receipt of the Additional Earned Equity Statement, Rentech shall notify Peabody in writing of any objections that Rentech may have to the Additional Earned Equity Statement, stating in reasonable detail the basis for any such objections (an “Objection Notice”); provided that the only bases for objection shall be (a) non-compliance with the standards set forth in this Section 3.13, and the related defined terms in this Agreement, for the preparation of the Additional Earned Equity Statement and calculation of the Additional Earned Equity; and (b) computational errors. If Rentech fails to deliver an Objection Notice to Peabody within such fifteen (15)-day period, Rentech shall be deemed to have concurred with the Additional Earned Equity Statement and its calculation of the related Peabody Cost Savings shall become final and binding on all Parties.
          3.13.4 If Rentech timely delivers an Objection Notice to Peabody in accordance with Section 3.13.3, Rentech and Peabody, together with their respective Representatives, shall have fifteen (15) days from the date the Objection Notice is delivered to Peabody to discuss the objection and bring it to a resolution. If Rentech and Peabody come to a resolution regarding the Additional Earned Equity Statement, such resolution shall be binding on all Parties, and no Party shall raise any objection thereto. If such a resolution is not achieved during the fifteen (15)-day period following delivery of the Objection Notice, then (a) either Rentech or Peabody may refer the dispute regarding the Additional Earned Equity Statement to a Qualified Expert to be mutually agreed upon by Rentech and Peabody or, (b) if Peabody and Rentech are not able to so mutually agree within fifteen (15) days after written notice from either Party to the other of its intent to refer to a Qualified Expert, a Qualified Expert selected by arbitrators appointed in accordance with the provisions of Section 16.3.1 of the Coal Supply Agreement (the Qualified Expert selected pursuant to this sentence, and in such capacity, the “Additional Earned Equity Referee”). Rentech and Peabody shall instruct the Additional Earned Equity Referee (i) to resolve the dispute regarding the Additional Earned Equity Statement and the amount of the Additional Earned Equity (according to the relevant calculation methodology in this Agreement giving rise to the review); and (ii) not to assign a value to any item in dispute greater than the greatest value for such item assigned by Rentech, on the one hand, and Peabody, on the other hand, or less than the smallest value for such items assigned by Peabody, on the one hand, and Rentech, on the other hand. The Additional Earned Equity Referee shall act as an expert and not as an arbitrator, and shall resolve only matters in dispute. The Additional Earned Equity Referee shall be given full access to the documents, books and records of Peabody reasonably relating to the Additional Earned Equity Statement and the personnel who assisted in the preparation of the Additional Earned Equity Statement shall be instructed to discuss freely with the Additional Earned Equity Referee the Additional Earned Equity Statement and other data and information that may be within his or her knowledge and that is reasonably related to the Additional Earned Equity Statement and the calculation of the Additional Earned Equity. The Additional Earned Equity Referee shall be given copies of this Agreement and amendments hereto, if any, and shall be entitled to consider the provisions of this Agreement along with any other factors he or she may deem appropriate in reviewing the Additional Earned Equity Statement. The Additional Earned Equity Referee shall render a written report detailing the basis for and assumptions used in reaching his or her determination. The opinion of the Additional Earned Equity Referee of the amount of the Additional Earned Equity shall be final and binding absent manifest error or fraud. The costs of the Additional Earned Equity Referee shall be borne equally by Rentech and Peabody.
3.13.5 The closing of the Project Entity’s issuance of the Additional Earned Securities to Peabody shall occur on the Option Closing Date at the principal offices of Latham & Watkins LLP, 885 Third Avenue, New York, NY 10022; provided, however, in the event that the Additional Earned Equity has not been finally determined pursuant to the terms of this Section 3.13 by the Option Closing Date, then the closing of the issuance of the Additional Earned Securities shall be extended to the date that is five Business Days after the date of the final determination of the amount of the Additional Earned Equity, or such other date mutually agreed to by Rentech and Peabody; provided, further, that if the Option Closing Date does not occur for any reason, then Peabody shall have no right to receive the Additional Earned Securities or any other equity interest in the Project Entity. At the closing of the issuance of the Additional Earned Securities, (a) the Project Entity shall issue, transfer, and deliver to Peabody, without any further consideration from Peabody, full right, title and interest in and to the Additional Earned Securities, free and clear of all liens, and shall deliver to Peabody certificates or other documents evidencing that the Additional Earned Securities are registered in Peabody’s name; and (b) the Project Entity shall cancel on its books and records the lesser of a number of shares of Capital Stock held by Rentech or its Affiliate equal to the number or amount of Additional Earned Securities issued at the Option Closing or all of Rentech’s Capital Stock.
     3.14 Equity Adjustment for Specified State Grants. If, prior to the Option Closing, the State of Illinois awards a dollar-denominated grant, subsidy or governmental benefit to the Project or the Project Entity or a Subsidiary thereof (an “Illinois Grant”), excluding State of Illinois Municipal Debt (credit enhanced and tax exempt) and the grants identified on Exhibit D hereto (the “Excluded Illinois Grants”), then on the Option Closing Date Rentech shall cause the Project Entity to issue to Peabody an additional number of shares or amount of Capital Stock in the Project Entity with a value equal to the present value of ten percent (10%) of the reasonably estimated dollar amount of the Illinois Grant (other than the Excluded Illinois Grants) as of the Option Closing Date (the “Illinois Grant Securities”); provided, however, that if the Option Closing Date does not occur for any reason, then Peabody shall have no right to receive the Illinois Grant Securities or any other equity interest in the Project Entity. For purposes of the computations in the preceding sentence, (a) present value shall be mutually agreed to by the Parties acting reasonably by discounting ten percent (10%) of the reasonably estimated dollar amount of the Illinois Grants (other than the Excluded Illinois Grants) at an annual rate equal to ten percent (10%); and (b) the Project Entity’s outstanding Capital Stock shall be valued based on the amount of Equity Contributions made to the Project Entity at the Financial Closing which shall be reflected in the final Sources and Uses Table delivered pursuant to Section 3.9. An Illinois Grant shall be deemed awarded even if funds will be made available after the Option Closing Date. In the event that the Project Entity issues to Peabody the Illinois Grant Securities, then concurrently therewith Rentech shall cause the Project Entity to cancel an equal number of shares or amount of Capital Stock held by the Owners of the Project Entity (other than any Capital Stock held by Peabody). For purposes of the preceding sentence, all such cancelled shares or other amount of Capital Stock will be apportioned among all of the Project Entity’s Owners as of the Option Closing Date (other than Peabody) based on their Percentage Interest in the Project Entity as of such date (prior to giving effect to the adjustments provided in this Section 3.14).
     3.15 Other Sales of Project Entity Securities. Except as otherwise provided in this Article 3 or in the Stockholders Agreement, neither Rentech nor any of its Affiliates shall be required to offer or sell any Capital Stock in the Project Entity to Peabody or its Affiliates. So long as this Agreement has not been terminated pursuant to Article 8 or the PSA has not been terminated pursuant to its terms, Rentech and its Affiliates (including the Project Entity) shall not issue, sell or transfer any Capital Stock (or other securities) in the Project Entity to a Person which at the time of such issuance, sale or transfer is a Peabody Energy Competitor without the prior written consent of Peabody, which may be given or withheld in its sole discretion.
ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF RENTECH
          Except as specifically set forth in certain schedules provided by Rentech to Peabody and attached to this Agreement, which are numbered to correspond to the Section numbers of this Agreement, Rentech hereby represents and warrants to Peabody as of the Effective Date and as of the Option Closing Date as follows:
     4.1 Organization, Good Standing. Rentech is a Colorado corporation, duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Rentech has the requisite power and authority necessary to carry out the transactions contemplated by this Agreement.
     4.2 Authorization; No Breach. This Agreement has been duly authorized, executed and delivered by Rentech. Assuming that this Agreement is a valid and binding obligation of the other Parties, this Agreement constitutes a valid and binding obligation of Rentech, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. The execution, delivery and performance by Rentech of this Agreement does not and shall not (i) conflict with any of the provisions of the articles of incorporation, bylaws or similar organizational documents of Rentech, (ii) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under (whether with or without the passage of time, the giving of notice or both) any agreement, contract or instrument to which Rentech is subject, (iii) result in the creation of any lien or encumbrance upon the assets or any equity interests that comprise part of the Project, other than as contemplated herein or by the Project Financing, (iv) result in a violation of any law, statute, rule, regulation, order, judgment or decree to which Rentech is subject or (v) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any third party or any Governmental Authority, except as does not constitute a Material Adverse Effect.
     4.3 Litigation. There are no actions, suits, proceedings, orders or claims pending, or to the Knowledge of Rentech, threatened in writing against Rentech or its Affiliates at law or in equity, by any Person or before or by any Governmental Authority which would reasonably be expected to materially adversely affect Rentech’s performance under this Agreement, which relate to the transactions contemplated by this Agreement or which would reasonably be expected to materially adversely affect the consummation of the transactions contemplated by this Agreement.
ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF PEABODY
          Except as specifically set forth in certain schedules provided by Peabody to Rentech and attached to this Agreement, which are numbered to correspond to the Section numbers of this Agreement, Peabody hereby represents and warrants to Rentech as of the Effective Date and as of the Option Closing Date as follows:
     5.1 Organization, Good Standing. Peabody is a Delaware corporation, duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Peabody is a wholly owned direct or indirect Subsidiary of Peabody Energy. Peabody has the requisite power and authority necessary to carry out the transactions contemplated by this Agreement.
     5.2 Authorization; No Breach. This Agreement has been duly authorized, executed and delivered by Peabody. Assuming that this Agreement is a valid and binding obligation of the other Parties, this Agreement constitutes a valid and binding obligation of Peabody, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. The execution, delivery and performance by Peabody of this Agreement does not and shall not (i) conflict with any of the provisions of the articles of incorporation, bylaws or similar organizational documents of Peabody, (ii) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under (whether with or without the passage of time, the giving of notice or both) any agreement, contract or instrument to which Peabody is subject, (iii) result in the creation of any lien or encumbrance upon the assets or any equity interests that comprise part of the Project, other than as contemplated herein or by the Project Financing, (iv) result in a violation of any law, statute, rule, regulation, order, judgment or decree to which Peabody is subject or (v) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any third party or any Governmental Authority, except as does not constitute a material adverse effect on Peabody’s ability to consummate the transactions contemplated herein.
     5.3 Litigation. There are no actions, suits, proceedings, orders or claims pending, or to the knowledge (after reasonable inquiry) of Peabody, threatened in writing against Peabody or its Affiliates at law or in equity, by any Person or before or by any Governmental Authority which would reasonably be expected to materially adversely affect Peabody’s performance under this Agreement, which relate to the transactions contemplated by this Agreement or which would reasonably be expected to materially adversely affect the consummation of the transactions contemplated by this Agreement.
     5.4 Investment Representations. To the extent that the Option is validly exercised and the Option Closing occurs, Peabody is making an equity investment in the Project Entity for its own account with the present intention of holding its interests in the Project Entity for investment purposes and not with a view to or for sale in connection with any public distribution of such interests in violation of any federal or state securities laws. Peabody is an “accredited investor” as defined in Regulation D promulgated under the Securities Act. Peabody acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of interests in the Project Entity. Peabody acknowledges that the interests in the Project Entity have not been registered under the Securities Act or any state or foreign securities laws and that such interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.
ARTICLE 6.
REPRESENTATIONS AND WARRANTIES OF RENTECH
PERTAINING TO THE RENTECH CONTRIBUTION
          Except as specifically set forth in certain schedules provided by Rentech to Peabody with the Financial Closing Notice, which are numbered to correspond to the Section numbers of this Agreement, Rentech represents and warrants to Peabody as of the Option Exercise Date and the Option Closing Date as follows:
     6.1 Organization; Good Standing; Power; Etc. Each Rentech Affiliate is (or, with respect to Renetch Affiliates not in existence on the Option Exercise Date, on the Option Closing Date will be) a duly organized, validly existing entity in good standing under the laws of its State of formation. Each Rentech Affiliate has (or, with respect to Renetch Affiliates not in existence on the Option Exercise Date, on the Option Closing Date will have) all the requisite corporate, limited liability company or other entity power to own, lease or operate, as the case may be, the applicable portion of the Development Assets. REMC has all the requisite corporate power to transfer, and the Project Entity (or its applicable wholly owned Subsidiary) on the Option Closing Date will have, the requisite corporate, limited liability company or other entity power to acquire the Development Assets. On the Option Closing Date, the Project Entity (or its applicable wholly owned Subsidiary) will be qualified as a foreign corporation, limited liability company or other entity, as applicable, and in good standing in all jurisdictions where the ownership or lease of the Development Assets requires such qualification.
     6.2 Authorization; Effective Agreement. Rentech and each Rentech Affiliate has (or, with respect to Renetch Affiliates not in existence on the Option Exercise Date, on the Option Closing Date will have) the corporate or other entity power, authority and capacity to enter into the Transaction Agreements to which it is party and to perform all of its obligations thereunder. All corporate proceedings required to be taken by Rentech and the Rentech Affiliates to authorize the execution and delivery of the Transaction Agreements to which it is a party, and, subject to the satisfaction of the conditions to the closing of this Agreement and the PSA, the performance of its obligations thereunder will have been duly and validly taken on the Option Closing Date. The Transaction Agreements when and if executed by Rentech or the applicable Rentech Affiliate shall constitute the legal, valid and binding obligation of Rentech or such Rentech Affiliate, enforceable against it in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and by general equitable principles. The execution, delivery and performance of the Transaction Agreements by Rentech and each applicable Rentech Affiliate and the consummation of the transactions contemplated hereby and thereby do not and will not: (a) except as set forth in Schedule 6.3, conflict with, violate or result in the breach of any of the terms or conditions of, or constitute a default under, the organizational or constituent documents of a Rentech Affiliate or Rentech, or any material contract, agreement, commitment, indenture, mortgage, pledge, note, bond, license, permit or other instrument or obligation to which Rentech or a Rentech Affiliate is a party or by which a Rentech Affiliate’s or Rentech’s assets are bound, or any Applicable Law to which a Rentech Affiliate’s or Rentech’s assets are subject; or (b) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances), including rights of termination or cancellation, in or with respect to, any of the Development Assets, except as does not constitute a Material Adverse Effect.
     6.3 Consents. Except as set forth on Schedule 6.3, (a) no Governmental Approval and (b) no Third Party Consents, on the part of Rentech or a Rentech Affiliate is required in connection with the execution, delivery or performance by Rentech or a Rentech Affiliate of this Agreement, any of the other Transaction Agreements or the transfer of the Development Assets, except for Governmental Approvals or Third Party Consents the failure of which to be obtained does not constitute a Material Adverse Effect.
     6.4 Title to Real Property.
          6.4.1 To the Knowledge of Rentech or the Rentech Affiliates, there exists no condemnation proceeding pending or threatened in writing affecting the Real Property that constitutes a portion of the Rentech Contribution, except for such proceedings that do not constitute a Material Adverse Effect.

          6.4.2 REMC has good and marketable title to the Real Property that constitutes a portion of the Rentech Contribution (or, with respect to any such Real Property acquired by REMC after the Option Exercise Date, REMC will have good title to such Real Property on the Option Closing Date).
          6.4.3 To the Knowledge of Rentech or the Rentech Affiliates, neither Rentech nor any Rentech Affiliate has granted, and there are no outstanding rights, options, agreements or other obligations pursuant to which any Person other than Rentech or a Rentech Affiliate has a right to acquire all or any part of, or interest in, the Real Property that constitutes a portion of the Rentech Contribution, except for such rights, options, agreements or other obligations that do not constitute a Material Adverse Effect.
     6.5 Agreements.
          6.5.1 Set forth on the Schedule 6.5.1 are complete and accurate lists or descriptions of all Material Contracts that are part of the Rentech Contribution as of the date of the Financial Closing Notice (including specific indications of those Material Contracts with Rentech Affiliates as counterparties) which are to be performed in whole or in part after the Option Closing Date.
          6.5.2 Assuming receipt of the consents listed on Schedule 6.3, there is no default or state of facts which, with notice or lapse of time, or both, would constitute a default by Rentech and/or a Rentech Affiliate, as the case may be, that is a party to the Material Contracts that constitutes a portion of the Rentech Contribution, except for such defaults or state of facts that do not constitute a Material Adverse Effect. To the Knowledge of Rentech or the Rentech Affiliates, there is no default or state of facts which, with notice or lapse of time, or both, would constitute a default by any other party to the Material Contracts that constitutes a portion of the Rentech Contribution, except for such defaults or state of acts that do not constitute a Material Adverse Effect.
     6.6 Litigation. Except as set forth on Schedule 6.6, (a) no Action or Proceeding affecting the Rentech Contribution is pending or, to the Knowledge of Rentech or Rentech Affiliates, threatened in writing, (b) there are no material judgments, consent decrees or injunctions binding upon Rentech or the Rentech Affiliates relating to the Rentech Contribution, (c) Rentech and each Rentech Affiliate is in material compliance with all Applicable Laws (excluding Environmental Laws) applicable to the Rentech Contribution, (d) neither Rentech nor any Rentech Affiliate has received notice from any Governmental Authority of any claimed material default or violation with respect to any such Applicable Laws (excluding Environmental Laws) with respect to the Rentech Contribution and (e) no material Action or Proceeding affecting Rentech, any Rentech Affiliate or their respective properties is pending or, to their Knowledge, threatened in writing against Rentech or any Rentech Affiliate, in each case, which constitutes a material adverse effect on its ability to consummate the transactions contemplated by this Agreement.
     6.7 Taxes. To their Knowledge, Rentech and the Rentech Affiliates have duly filed all federal, state, local, foreign and other Tax returns which are required to be filed by them relating to the Real Property that constitutes a portion of the Rentech Contribution, and such Tax returns are true and correct in all material respects and in compliance in all material respects with all Applicable Laws. All Taxes due by Rentech or any of the Rentech Affiliates relating to the Real Property that constitutes a portion of the Rentech Contribution have been paid, and no portion of the Rentech Contribution is subject to any Encumbrances due to the non-payment of such Taxes, except for Permitted Encumbrances.
     6.8 Environmental Compliance.
          6.8.1 Rentech has delivered or made available to Peabody copies of each of the following items: (i) a summary of the activities, if any, to the Knowledge of Rentech or the Rentech Affiliates, relating to Hazardous Substances generated, transported or disposed of by Rentech or the Rentech Affiliates from, to or upon the Real Property that constitutes a portion of the Rentech Contribution during the past three (3) years, together with a description of the location of each such activity; and (ii) a summary of the nature and quantities of any Hazardous Substances that, to the Knowledge of Rentech or the Rentech Affiliates, have been disposed of or found at the Real Property that constitutes a portion of the Rentech Contribution at any previous time.
          6.8.2 Except as set forth in Schedule 6.8.2, to the Knowledge of Rentech or any Rentech Affiliate, with respect to the Real Property that constitutes a portion of the Rentech Contribution, Rentech and all Rentech Affiliates are in compliance with all Environmental Laws, except for such non-compliance that does not constitute a Material Adverse Effect. With respect to the Real Property that constitute a portion of the Rentech Contribution, neither Rentech nor any Rentech Affiliate has (i) received any written notice of, or (ii) been subject to, any administrative or judicial proceeding pursuant to such Environmental Laws either now or at any time in the past three (3) years, in each case except as set forth in Schedule 6.8.2.
          6.8.3 Except as set forth on Schedule 6.8.2:
          (a) The Real Property that constitutes a portion of the Rentech Contribution is not being, and has not been during any period in which Rentech or a Rentech Affiliate owned or occupied such Real Property (such period being a “Rentech Occupancy Period”) used for the disposal, treatment, storage, generation, transportation, processing, handling or production of any Hazardous Substances, except as in material compliance with applicable Environmental Laws.
          (b) Underground storage tanks have not been installed by Rentech or any Rentech Affiliate on the Real Property that constitutes a portion of the Rentech Contribution during the applicable Rentech Occupancy Period and to the Knowledge of Rentech or the Rentech Affiliates no underground storage tanks are located thereon.
          (c) During a Rentech Occupancy Period, there has been no Release, nor, to the Knowledge of Rentech or the Rentech Affiliates, is there the threat of such a Release of any Hazardous Materials on, at or from the Real Property that constitutes a portion of the Rentech Contribution.

          6.8.4 All Environmental Permits relating to the current use of the Real Property that constitutes a portion of the Rentech Contribution have been obtained and are in full force and effect, except for any Environmental Permits, the failure of which to be obtained does not constitute a Material Adverse Effect. The current use refers to the use of the Real Property as of the date of the representation and does not include the use of the Real Property as part of the Project, it being recognized that Governmental Approvals obtained or to be obtained for the Project are not part of the Rentech Contribution.
          6.8.5 To the Knowledge of Rentech and the Rentech Affiliates, there are no agreements, consent orders, decrees, judgments, license or permit conditions or other orders or directives of any Governmental Authority arising under Environmental Laws relating to the Real Property that constitutes a portion of the Rentech Contribution which require any Remediation of a Release or threat of Release of Hazardous Materials on, at or from the Real Property that constitutes a portion of the Rentech Contribution.
          6.8.6 Rentech has delivered or made available to Peabody a copy of all environmental reports in its possession or the possession or control of a Rentech Affiliate between Rentech or any Rentech Affiliate and any environmental agency relating to the Real Property that constitutes a portion of the Rentech Contribution during the past three (3) years.
     6.9 Alternative Representations6.10 . If on or prior to the Option Closing Date, Rentech enters into a definitive option or purchase and sale agreement with an Owner other than Peabody, providing such Owner representations and warranties (and indemnities for breaches thereof) with respect to the pre-Option Closing Liabilities of the Project that are in the aggregate materially more favorable to such Owner than the representations and warranties set forth in Article 6, then the representations and warranties included in this Article 6 shall be deemed to be replaced with such other representations and warranties, and Rentech shall indemnify Peabody for breaches thereof, subject to all of the same limitations, exclusions and qualifications applicable to the other Owner.
ARTICLE 7.
MUTUAL COVENANTS OF THE PARTIES
7.1 Actions With Respect to Project.
          (a) Unless the Option Closing is consummated (and if so, except to the extent provided in the Stockholders Agreement), Rentech shall have full and complete authority with respect to any actions to be taken in furtherance of the development of the Project; provided, however, that, so long as this Agreement has not been terminated pursuant to Article 8, Peabody shall have the consent rights with respect to the Project Financing to the extent provided in Section 7.2.
          (b) From the effective date of this Agreement through the earlier of the Option Closing and the termination of this Agreement under Article 8, Rentech shall, to the extent such information is in Rentech’s possession or control or is available to Rentech without unreasonable effort and Rentech is able to share such information under applicable confidentiality obligations existing on the date of this Agreement, provide (or make available to) Peabody on a monthly basis with sufficient information to keep Peabody reasonably apprised about the status of (i) the development of the Project, including (A) the status of the Project’s expected compliance with all material zoning and land use regulations, (B) copies of all material title commitments, land title surveys and environmental surveys for any material portion of the real estate included in the Project, and (C) the status of the Project’s access to utilities, (ii) the status of negotiations and copies of material contracts: (w) with construction contractors providing material work for the Project, (x) with other material vendors for the Project, (y) with respect to the engineering procurement and construction agreement for Phase 1 of the Project (“EPC Agreement”) and any material construction agreement for Phase 1A of the Project and (z) for material off-take agreements or other material agreements for the sale of products produced by the Project, (iii) the then-current drafts of the Project Budget, (iv) the then-current drafts of the Project Pro Forma (including an explanation of the basis for the assumptions included therein), (v) the then-current drafts of the construction schedule, (vi) the then current drafts of Third Party Equity Commitments, (vii) the form or structure of the Project Entity and its Subsidiaries and any material changes thereto, (viii) the status of and schedules for the issuance of material Governmental Approvals for the Project, (ix) if REMC is to be a Project Entity, a description of its material Liabilities and (x) the terms of all Affiliate Agreements (the “Project Information”).
(c) Each Party shall from time to time designate with written notice to the other Party one individual to serve as its primary contact for all matters relating to the Project (each, a “Project Representative”). Rentech shall make its Project Representative available to meet with Peabody’s Project Representative to discuss the progress of the Project no less frequently than once each month on a day and at a time mutually agreed to by the Parties. Such meetings may be held either in person or by teleconference, and if such meetings are held in person, the meeting sites shall be such locations as the Parties shall mutually agree.
(d) If requested by Rentech, Peabody shall reasonably cooperate with Rentech in connection with the development of the Project which cooperation shall include, without limitation, assisting Rentech in negotiating and finalizing the EPC Agreement, the Project Financing arrangements, a coal transportation agreement, off-take agreements for the Project and potential sources of government support. Peabody shall not be required to furnish staff members or provide office space for Rentech’s development efforts. If Rentech requests significant assistance of Peabody or its Affiliates in connection with Project development, the reasonable out-of-pocket costs incurred by Peabody and its Affiliates in connection therewith shall constitute Development Costs and Rentech shall reimburse Peabody for eighty percent (80%) of such Development Costs.
(e) Rentech will promptly notify Peabody of any development specific to the Project that is known to Rentech and it believes requires a material revision to the Project Information or, adversely affects the representations and warranties that are in this Agreement and shall furnish to Peabody any such materials related thereto that are in the control of Rentech or its Affiliates and are not included in the Project Information.
     7.2 Actions with Respect to Project Financing. Rentech shall consult with Peabody with respect to material decisions regarding the Project Financing, and Peabody shall have the right to consent to such decisions, which consent shall not be unreasonably, withheld, delayed or conditioned. From the Effective Date to the Option Closing Date, Rentech shall deliver or make available to Peabody such information relating to the Project as Peabody may reasonably request to review and to assess the progress of the Project Financing. Neither Rentech nor any of its Subsidiaries (including the Project Entity and its Subsidiaries) will enter into or execute any material agreements, arrangements, documents or instruments related to the Project Financing without the prior written consent of Peabody, which consent shall not be unreasonably withheld, delayed or conditioned. Each Party shall reasonably cooperate with the other Party in connection with causing the Project Financing to be closed on the Financial Closing Date such as (a) providing such information about itself and its Affiliates as may reasonably be requested by the lenders under the Project Financing in connection with the Project Financing; and (b) subject to Peabody’s approval rights under this Section 7.2, and only if the Option Closing is consummated, executing all closing documents, certificates or agreement as such Project Lender may reasonably request to consummate the Project Financing.
     7.3 Project Naming. In the event a process is initiated to name the Project after the Effective Date, Rentech will consult with Peabody regarding the naming of the Project and the Facility; provided, however, the Parties acknowledge and agree that such name shall be ultimately determined by Rentech in its sole discretion.
     7.4 Notice of Withdrawal. In the event that either Peabody determines that it will not exercise the Option or Rentech determines to terminate the Project, then the withdrawing Party will promptly provide the other Party written notice of such determination (in either case, a “Withdrawal Notice”). Notwithstanding anything to the contrary, Peabody will not be able to deliver a Withdrawal Notice after the Option Exercise Period, except as otherwise permitted under the Purchase and Sale Agreement and Section 3.8 of this Agreement.
     7.5 Confidentiality of Information. Neither Peabody nor its Affiliates or Representatives shall, without the prior written consent of Rentech, disclose or otherwise make available to any other Person (a) any non-public information of Rentech or any of its Affiliates, or information relating to its or their respective business and assets including, without limitation, business plans, strategies, financial information, proprietary, patented, licensed, copyrighted or trademarked information, and/or technical information regarding the design, operation and maintenance of the Project; or (b) any information regarding the terms, conditions or existence of this Agreement or other agreements relating to the transaction contemplated hereby (collectively, the “Rentech Confidential Information”). Neither Rentech nor its Affiliates or Representatives shall, without the prior written consent of Peabody, disclose or otherwise make available to any other Person any non-public information of Peabody or any of its Affiliates or information regarding the terms, conditions or the existence of this Agreement or other agreements relating to the transaction contemplated hereby (the “Peabody Confidential Information” and, together with the Rentech Confidential Information, the “Confidential Information”). Notwithstanding the foregoing, (i) either Party may disclose Confidential Information of the other Party, to the extent that it in good faith determines disclosure of such Confidential Information is required by court order, a Governmental Authority or Applicable Law or the rules of any recognized national stock exchange; provided that the Party subject to such restriction of disclosure shall promptly notify the other Party and will use reasonable efforts to obtain protective orders, have a confidential treatment request granted or similar restraints with respect to such disclosure; and (ii) either Party may disclose Confidential Information of the other Party to the disclosing Party’s Affiliates or Representatives; provided that each such Person agrees or is obligated by law to maintain the confidentiality of such information. Confidential Information shall not include information which (A) the Party subject to restriction on disclosure can demonstrate was known to it prior to its disclosure by such Party; (B) is, or later becomes, public knowledge without breach of this Section 7.5 by such Party; (C) was received by such Party from a third party without violation of an obligation of confidentiality; or (D) is developed by such Party independently from Confidential Information received from the other Party, as evidenced by appropriate documentation. This Section 7.5 supersedes the Confidentiality Agreement.
7.6 Consultation on Material Decision.
          (a) Rentech shall not make the following binding commitments without consulting with Peabody:
               1. any binding commitment that would change the overall design or configuration of the Project;
               2. any binding commitment for an Affiliate Agreement with an Affiliate of Rentech with respect to the Project or another Person having a right to become an Owner;
               3. approval of the EPC Agreement;
               4. material agreements or subsidies from a Governmental Authority for the Project; or
               5. the purchase of land or other Real Property Interests for the Project (other than pursuant to purchase options in effect in the Effective Date).
          (b) Neither Party shall be an agent for the other Party or its Affiliates in connection with the development of the Project or any other matter. Rentech shall not have the authority to bind or create any liability for Peabody or its Affiliates.
          (c) As of the Effective Date, the Development Schedule set forth in Exhibit H projects that the Financial Closing will occur by the first anniversary of the Effective Date, it being understood by the Parties that, subject to the other terms and conditions of this Agreement, Rentech may change the Financial Closing Date set forth on such exhibit prior to the Financial Closing.
ARTICLE 8.
TERMINATION
     8.1 Termination. This Agreement may be terminated at any time:
          (a) by the mutual written consent of Rentech and Peabody;

          (b) by Rentech, by written notice to Peabody, if (i) Rentech delivers a Withdrawal Notice and terminates the Project, (ii) Peabody delivers a Withdrawal Notice, (iii) Peabody does not exercise the Option on or before the last day of the Option Exercise Period, subject to Section 8.3, (iv) Peabody terminates the exercise of the Option pursuant to Section 3.8 or (v) Peabody shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements (including, without limitation, Section 2.1.2) contained in this Agreement, and, if capable of being cured, such breach or failure is not cured within thirty (30) days after Peabody’s receipt of written notice from Rentech specifying the breach in reasonable detail; provided that Rentech may not terminate this Agreement with regards to a disputed payment until such payment has been resolved by a referee or a court of competent jurisdiction; or
          (c) by Peabody, by written notice to Rentech, if (i) Peabody delivers a Withdrawal Notice in accordance with Section 7.4, (ii) Rentech delivers a Withdrawal Notice, (iii) Peabody does not exercise the Option on or before the last day of the Option Exercise Period, (iv) Peabody terminates the exercise of the Option pursuant to Section 3.8 or (v) Rentech shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, and, if capable of being cured, such breach or failure is not cured within thirty (30) days after Rentech’s receipt of written notice from Peabody specifying the breach in reasonable detail.
          For the avoidance of doubt, this Agreement and the Option may be revived or restored as provided in Section 8.3.
8.2 Effect of Termination.
          8.2.1 Except as provided in Section 8.2.2, 8.2.3, and 8.3 below, if this Agreement is validly terminated pursuant to Section 8.1, this Agreement will forthwith become null and void, and no Party (nor any of their respective officers, manager, members, employees, agents or other representatives or Affiliates) shall have any further rights, obligations or liability hereunder. Without limiting the generality of the foregoing, if this Agreement is terminated pursuant to Section 8.1 and the Option is not revived or restored pursuant to Section 8.3, then Peabody shall have no right to purchase or receive any Capital Stock or other interest in the Project Entity, including, without limitation, the Additional Earned Securities or the Illinois Grant Securities, and Peabody’s sole and exclusive right under this Agreement shall be to receive payment to the extent provided in Section 8.2.2 and/or its actual damages in the case of a material breach of this Agreement by Rentech and each Party hereby waives any rights it may have to specific performance or any other equitable remedies with respect to the foregoing in the event of a termination of this Agreement pursuant to Section 8.1 but shall retain all rights to damages at law for any material breach hereof by the other Party. Each Party’s rights to damages in the event of a termination of this Agreement shall be subject to the limitations on claims and damages set forth herein, including, without limitation, the limitations set forth in Sections 9.17 and 9.18.
          8.2.2 Notwithstanding any other provision of this Agreement, if the Financial Closing Date occurs, then Rentech shall reimburse Peabody no later than (30) days after the

Financial Closing Date for all payments in respect of Development Costs actually made by Peabody to Rentech pursuant to this Agreement, less any amounts owed to Rentech pursuant to Section 8.2.3 unless (a) Peabody purchases the Option Securities under this Agreement or any similar agreement contemplated by Section 8.3.1, (b) Peabody elects to terminate the PSA due to the IRR Event or (c) Rentech properly terminates the PSA due to a material breach thereof by Peabody that occurs on or before the Option Closing Date.
          8.2.3 Notwithstanding Section 8.2.1, if this Agreement is terminated for any reason, then each of Rentech and Peabody shall remain obligated to pay to the other Party in the time and manner otherwise provided herein any unpaid amounts due hereunder as of the termination date of this Agreement. In addition to the foregoing, if this Agreement is terminated by Peabody pursuant to Section 8.1(c)(i) because it determines to withdraw from the Project, then Peabody shall remain obligated to pay Rentech any unpaid amounts that otherwise would have been due hereunder within the ten (10) days following the termination date of this Agreement less amounts owed to Peabody by Rentech, and Peabody will no longer be obligated to pay Rentech any amounts that would have become due hereunder after such ten (10)-day period.
          8.2.4 This Section 8.2 shall survive the termination of this Agreement.
     8.3 Revival of Option.
          8.3.1 In the event that (a) Rentech or Peabody terminates this Agreement in accordance with Section 8.1(b)(i) or 8.1(c)(ii) after Rentech delivers a Withdrawal Notice to Peabody; or (b) Peabody terminates this Agreement in accordance with Section 8.1(c)(iv) due to the occurrence of the End Date, Rentech shall give Peabody prompt written notice if it determines in its sole discretion to reinitiate work on the Project (i.e., the conversion of the East Dubuque facility to use coal as a feedstock) (the “Revival Notice”). Upon delivery of a Revival Notice by Rentech to Peabody, the Parties shall negotiate in good faith to enter into an agreement on substantially similar terms as this Agreement, providing Peabody an option to purchase Capital Stock of the Project Entity on terms substantially similar to the Option and crediting against the purchase price all Development Costs actually paid by Peabody. Notwithstanding anything to the contrary, Rentech shall not be required to deliver a Revival Notice to Peabody or provide it the opportunity to purchase any Capital Stock of the Project Entity after the expiration of the earlier of (i) one (1) year after the termination of this Agreement; or (ii) the date on which Peabody’s Affiliate exercises its special right of termination under Section 2.6 of the Coal Supply Agreement.
          8.3.2 If the Financial Closing Notice is given and the Financial Closing does not occur for any reason within one hundred eighty (180) days after the Target Date in the last Financial Closing Notice delivered by Rentech to Peabody, and Rentech did not terminate this Agreement in accordance with Section 8.1(b)(ii) due to Peabody’s delivery of a Withdrawal Notice or Section 8.1(b)(v) due to Peabody’s material breach of this Agreement, then this Agreement shall be restored in full force and effect and the Option again shall become exercisable in accordance with Article 3 unless Peabody’s Affiliate exercises its special right of termination under Section 2.6 of the Coal Supply Agreement, in which event the Option and this

Agreement shall be not be restored or be of any force or effect. Notwithstanding anything to the contrary, from and after the time that the Option terminates due to the expiration of the Option Exercise Period or this Agreement is terminated pursuant to Section 8.1, the exclusivity provisions included in Section 8.4 shall terminate and shall be of no force or effect (notwithstanding any subsequent restoration of this Agreement pursuant to this Section 8.3.2).
          8.3.3 This Section 8.3 shall survive the termination of this Agreement.
     8.4 Exclusivity. Subject to the last sentence of Section 8.3.2, each of Rentech and its Affiliates agrees with Peabody not to, directly or indirectly (including through a broker, Financial Advisor or any other Person), (a) solicit from any Person offers relating to, or engage any Person (other than Peabody) in any discussions or negotiations relating to, the purchase or sale of the Option Securities, or (b) Transfer or commit to Transfer such Option Securities to any Person other than Peabody, or (c) enter into or commit to enter into any transaction that could interfere with the Rentech’s ability to sell such Option Securities to Peabody. This Section shall be in effect at all times during the period that begins on the Effective Date and ends on the earliest of (i) the end of the Option Exercise Period, (ii) the Option Closing Date and (iii) the date of the termination of this Agreement in accordance with its terms. Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that nothing herein shall restrict Rentech or its Affiliates from soliciting or engaging any Person to purchase or receive any Capital Stock of the Project Entity (other than the Option Securities).
ARTICLE 9.
MISCELLANEOUS
     9.1 Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any of the Parties (including by operation of law in connection with a merger, a transfer of more than a majority of the equity interests or sale of substantially all the assets, of such Party) without the prior written consent of the other Party. Notwithstanding the foregoing, without the prior written consent of the other Party, (a) Rentech may assign its rights and obligations hereunder to one or more of its direct or indirect wholly owned Subsidiaries; and (b) Peabody may assign its rights and obligations hereunder to one or more of Peabody Energy’s direct or indirect wholly owned Subsidiaries; provided, however, that no assignment shall limit or affect the assignor’s obligations hereunder. Subject to the previous two sentences of this Section 9.1, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns and no other Person shall have any right, obligation or benefit hereunder as a third-party beneficiary or otherwise. Any attempted assignment or transfer in violation of this Section 9.1 shall be void.
     9.2 Amendments. No amendment, supplement, modification or cancellation of this Agreement shall be effective unless it shall be in writing and signed by each of the Parties.
     9.3 Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
     9.4 [RESERVED].
     9.5 No Partnership; No Fiduciary Relationship; Competing Opportunities. This Agreement does not constitute or create a joint venture, partnership or any other similar arrangement between or among the Parties or any of their Affiliates. The Parties and their Affiliates are independent contractors and none of them have or shall have the authority to bind the other for any purpose, whether pursuant to, or as the result of execution and delivery of, this Agreement. Neither Party nor any Affiliate of either Party shall represent that it has the authority to bind the other or that the relationship formed pursuant to this Agreement constitutes a joint venture, partnership or any other similar arrangement between or among the Parties or any of their Affiliates. No Party, nor any Affiliate of any Party, or any officer, manager, member, employee, agent or other representatives of the foregoing Parties or Affiliates shall owe any fiduciary duties to any Party. The Parties acknowledge and agree that either Party and its Affiliates may engage in or possess an interest in any business venture of any nature or description, independently or with others, which business venture may be the same as, similar to or dissimilar to the business of the Project, and neither Party shall have any rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit by such Party (or such Affiliate of such Party) of any such venture, even if competitive with the business of the Project, shall not be deemed wrongful or improper.
     9.6 Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the Parties pertaining to the subject matter hereof and fully supersede any and all prior or contemporaneous agreements or understandings among the Parties hereto pertaining to the subject matter hereof.
     9.7 Further Assurances. Each of the Parties does hereby covenant and agree on behalf of itself, its successors, and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents and statements, and to take such other action as may be required by law or reasonably necessary to effectively carry out the purposes of this Agreement.
     9.8 Notices. Any notice, consent, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be (a) delivered personally to the Person or to an officer of the Person to whom the same is directed, or (b) sent by facsimile or other electronic or digital transmission method (including e-mail), or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Rentech:
Rentech, Inc.
10877 Wilshire Boulevard, Suite 710
Los Angeles, California 90024
Attention: I. Merrick Kerr
                     Colin Morris
If to Peabody:
Peabody Venture Fund, LLC
c/o Peabody Energy Corporation
701 Market Street
St. Louis, Missouri 63101-1826
Attention: President – Generation and Btu Conversion
Phone: 314-342-7540
Fax: 314-342-7907
with a copy (which shall not constitute notice) to:
Peabody Venture Fund, LLC
c/o Peabody Energy Corporation
701 Market Street
St. Louis, Missouri 63101-1826
Attention: General Counsel
or to such other address as such Person may from time to time specify by notice to the other Parties. Any such notice shall be deemed to be delivered, given and received for all purposes as of: (i) the date so delivered, if delivered personally, (ii) upon receipt, if sent by facsimile or other electronic or digital transmission method (including e-mail), or (iii) on the date of receipt or refusal indicated on the return receipt, if sent by registered or certified mail, return receipt requested, postage and charges prepaid and properly addressed.
     9.9 Governing Law. This Agreement, including its existence, validity, construction, and operating effect, and the rights of each of the Parties, shall be governed by and construed in accordance with the laws of the State of New York without regard to otherwise governing principles of conflicts of law.
     9.10 Certain Rules of Construction. To the fullest extent permitted by law, the Parties intend that any ambiguities shall be resolved without reference to which Party may have drafted this Agreement. All Article or Section titles or other captions in this Agreement are for convenience only, and they shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Unless the context otherwise requires: (a) a term has the meaning assigned to it; (b) “or” is not exclusive; (c) words in the singular include the plural, and words in the plural include the singular; (d) provisions apply to successive events and transactions; (e) “herein,” “hereof” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (f) “include” or “including” shall be deemed to be followed by “without limitation” or “but not limited to” whether or not they are followed by such phrases or words of like import; (g) all references to “clauses,” “Sections” or “Articles” refer to clauses, Sections or Articles of this Agreement; and (h) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.
     9.11 Business Days. If any date within which any Person is required to send or deliver notice, deliver funds or take action pursuant to this Agreement falls on a Legal Holiday, then the date within which any such Person must send or deliver notice, deliver funds or take such action shall be extended to the first Business Day following such Legal Holiday.
     9.12 Binding Effect. Except as otherwise expressly provided herein, this Agreement shall be binding on and inure to the benefit of the Parties, their heirs, executors, administrators and successors.
     9.13 Severability. In the event that any provision of this Agreement as applied to either Party or to any circumstance, shall be adjudged by a court to be void, unenforceable or inoperative as a matter of law, then the same shall in no way affect any other provision in this Agreement, the application of such provision in any other circumstance or with respect to any other Party, or the validity or enforceability of the Agreement as a whole.
     9.14 Counterparts. This Agreement may be executed in any number of multiple counterparts, each of which shall be deemed to be an original copy and all of which shall constitute one agreement, binding on all Parties hereto.
     9.15 Survival. The provisions of this Article 9 (and any other provisions herein necessary for the effectiveness of the this Article) shall survive the termination of this Agreement.
     9.16 Late Payments. In the event that any payment due hereunder is not made when due, the payment shall accrue interest from that date due at the Agreed Rate. The payment of such interest shall not limit the Party to whom the payment is owed from exercising any other rights it may have hereunder as a consequence of the lateness of any payment.
     9.17 Limitations on Claims. Notwithstanding any other provision of this Agreement to the contrary, neither Party shall be required by this Agreement to indemnify, hold harmless or otherwise compensate the other Party (or any other Person) for losses with respect to exemplary, consequential, special or punitive damages. Each Party hereby waives any rights it might have to specific performance or any other equitable remedies in the event of any breach or violation of, or default in the performance in, this Agreement. The provisions of this Section 9.17 shall survive the termination of this Agreement.
     9.18 Limitations on Damages. Notwithstanding any other provision of this Agreement to the contrary, and subject to Section 9.17, neither Party shall be required by this

Agreement or the PSA to indemnify, hold harmless or otherwise compensate the other Party (or any other Person) for losses in an aggregate amount exceeding Twenty Million Dollars ($20,000,000) (excluding, in the case of Rentech, any amounts owed by Rentech to Peabody under Section 8.2.2), except that the foregoing limitation shall not apply to any liability Rentech may have to Peabody for any knowing and intentional breach of its obligation to deliver the Option Securities to Peabody at the Option Closing in circumstances in which Peabody has timely and validly exercised the Option and all of the conditions to Rentech’s obligations to close under this Agreement and the PSA have been satisfied or waived. The provisions of this Section 9.18 shall survive the termination of this Agreement.
     9.19 Peabody Energy Guaranties. On the Effective Date, Peabody shall cause to be delivered to Rentech the Peabody Guaranty (EOA) executed by Peabody Energy and in the form attached hereto as Exhibit I. On the date that Rentech, Peabody and the Project Entity enter into the PSA (if such date occurs), Peabody shall cause to be delivered to Rentech the Peabody Guaranty (PSA) executed by Peabody Energy in the form attached hereto as Exhibit J. Once provided, each such guaranty shall remain in effect until the guarantied obligations have been satisfied in full by Peabody.
     9.20 Press Release. Neither Party shall, except as required by Applicable Law or the rules of any recognized national stock exchange, cause any public announcement to be made regarding this Agreement, the Coal Supply Agreement or the transactions contemplated hereby without the prior written consent of the other Party. In the event that a Party shall be required to cause such a public announcement to be made pursuant to any Applicable Law or the rules of any recognized national stock exchange, such Party shall endeavor to provide the other Party at least forty-eight (48) hours prior written notice of such announcement.
(Signature Page Follows)

     IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.

RENTECH , INC.
By:	/s/ Merrick Kerr
	Name:	Merrick Kerr
	Title:	Chief Financial Officer

PEABODY VENTURE FUND, LLC
By:	/s/ Rick A. Bowen
	Name:	Rick A. Bowen
	Title:	President

S-1

EXHIBITS AND SCHEDULES

EXHIBIT A – Development Budget

EXHIBIT B – Detailed Listing of Development Costs Incurred by Rentech between November 1, 2006 and the Effective Date

EXHIBIT C – Terms to be Incorporated into Stockholders Agreement

EXHIBIT D – Illinois State Grants Not Subject to Disproportionate Allocation

EXHIBIT E – Sample Calculation of Option Exercise Price

EXHIBIT F – Purchase and Sale Agreement Term Sheet

EXHIBIT G – Example Project Pro Forma

EXHIBIT H – Development Schedule

EXHIBIT I – Peabody Guaranty (EOA)

EXHIBIT J – Form of Peabody Guaranty (PSA)

EXHIBIT K – Peabody Energy Competitors

SCHEDULE 3.9 – Sources and Uses Table

SCHEDULE 6.3 – Consents Schedule

SCHEDULE 6.5.1 – Contracts Schedule

SCHEDULE 6.6 – Litigation Schedule

SCHEDULE 6.8.2 – Environmental Schedule